REVOLVING CREDIT AGREEMENT


                          Dated as of January 26, 1996


                                  By And Among



                             ONEITA INDUSTRIES, INC.

                                       AND


                 SUNTRUST BANK, ATLANTA individually, as Agent,
                          and as Administrative Agent,

                  FIRST UNION NATIONAL BANK OF SOUTH CAROLINA,
                         individually and as Agent, and

                                NATWEST BANK N.A.




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                        TABLE OF CONTENTS

                                                                          Page

ARTICLE I     DEFINITIONS; CONSTRUCTION. . . . . . . . . . . . . .           2

    Section 1.01.   Definitions. . . . . . . . . . . . . . . . . .           2
    Section 1.02.   Accounting Terms and
                    Determination. . . . . . . . . . . . . . . . .          26
    Section 1.03.   Other Definitional Terms . . . . . . . . . . .          26
    Section 1.04.   Exhibits and Schedules . . . . . . . . . . . .          26


ARTICLE II    REVOLVING CREDIT COMMITMENTS . . . . . . . . . . . .          26

    Section 2.01.   Commitment; Use of Proceeds. . . . . . . . . .          26
    Section 2.02.   Notes; Repayment of Principal. . . . . . . . .          27
    Section 2.03.   Voluntary Reduction of Commitments . . . . . .          27


ARTICLE III   GENERAL LOAN TERMS . . . . . . . . . . . . . . . . .          28

    Section 3.01.   Funding Notices. . . . . . . . . . . . . . . .          28
    Section 3.02.   Disbursement of Funds. . . . . . . . . . . . .          29
    Section 3.03.   Interest . . . . . . . . . . . . . . . . . . .          30
    Section 3.04.   Interest Periods . . . . . . . . . . . . . . .          31
    Section 3.05.   Fees . . . . . . . . . . . . . . . . . . . . .          33
    Section 3.06.   Prepayments of Borrowings. . . . . . . . . . .          33
    Section 3.07.   Payments, etc. . . . . . . . . . . . . . . . .          34
    Section 3.08.   Interest Rate Not Ascertainable,
                    etc. . . . . . . . . . . . . . . . . . . . . .          36
    Section 3.09.   Illegality . . . . . . . . . . . . . . . . . .          36
    Section 3.10.   Increased Costs. . . . . . . . . . . . . . . .          37
    Section 3.11.   Lending Offices. . . . . . . . . . . . . . . .          38
    Section 3.12.   Funding Losses . . . . . . . . . . . . . . . .          39
    Section 3.13.   Assumptions Concerning Funding of
                    Eurodollar Advances. . . . . . . . . . . . . .          39
    Section 3.14    Apportionment of Payments. . . . . . . . . . .          40
    Section 3.15.   Sharing of Payments, Etc.. . . . . . . . . . .          40
    Section 3.16.   Capital Adequacy . . . . . . . . . . . . . . .          40
    Section 3.17.   Benefits to Guarantors . . . . . . . . . . . .          41

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ARTICLE IV    CONDITIONS TO BORROWINGS . . . . . . . . . . . . . .          41

    Section 4.01.   Conditions Precedent to
                    Initial Loans. . . . . . . . . . . . . . . . .          41
    Section 4.02.   Conditions to All Loans. . . . . . . . . . . .          45


 ARTICLE V    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . .          46

    Section 5.01.   Organization and Qualification . . . . . . . .          46
    Section 5.02.   Corporate Authority. . . . . . . . . . . . . .          46
    Section 5.03.   Financial Statements . . . . . . . . . . . . .          47
    Section 5.04.   Tax Returns. . . . . . . . . . . . . . . . . .          48
    Section 5.05.   Judgments, Actions, Proceedings. . . . . . . .          48
    Section 5.06.   Title to Properties. . . . . . . . . . . . . .          48
    Section 5.07.   Enforceability of Agreement. . . . . . . . . .          49
    Section 5.08.   Consent. . . . . . . . . . . . . . . . . . . .          49
    Section 5.09.   Use of Proceeds; Federal Reserve
                    Regulations. . . . . . . . . . . . . . . . . .          49
    Section 5.10.   ERISA. . . . . . . . . . . . . . . . . . . . .          49
    Section 5.11.   Ownership Structure. . . . . . . . . . . . . .          52
    Section 5.12.   Outstanding Debt . . . . . . . . . . . . . . .          52
    Section 5.13.   Burdensome Documents . . . . . . . . . . . . .          52
    Section 5.14.   No Defaults. . . . . . . . . . . . . . . . . .          52
    Section 5.15.   Compliance with Laws . . . . . . . . . . . . .          53
    Section 5.16.   Pollution and Other Regulations. . . . . . . .          53
    Section 5.17.   Possession of Franchises, Licenses,
                    Etc. . . . . . . . . . . . . . . . . . . . . .          54
    Section 5.18    Intangibles. . . . . . . . . . . . . . . . . .          54
    Section 5.19.   Governmental Consent . . . . . . . . . . . . .          54
    Section 5.20.   Disclosure . . . . . . . . . . . . . . . . . .          55
    Section 5.21.   Insurance Coverage . . . . . . . . . . . . . .          55
    Section 5.22.   Labor Matters. . . . . . . . . . . . . . . . .          55
    Section 5.23.   Name Changes, Mergers,
                    Acquisitions . . . . . . . . . . . . . . . . .          56
    Section 5.24    Condition of Assets. . . . . . . . . . . . . .          56


ARTICLE VI    AFFIRMATIVE COVENANTS. . . . . . . . . . . . . . . .          56

    Section 6.01.   Corporate Existence, Etc.. . . . . . . . . . .          56
    Section 6.02.   Compliance with Laws, Etc. . . . . . . . . . .          56
    Section 6.03.   Payment of Taxes and Claims, Etc.. . . . . . .          57
    Section 6.04.   Books and Records. . . . . . . . . . . . . . .          57
    Section 6.05.   Inspections and Audits . . . . . . . . . . . .          57
    Section 6.06.   Maintenance and Repairs. . . . . . . . . . . .          58

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    Section 6.07.   Reporting Covenants. . . . . . . . . . . . . .          58
    Section 6.08.   Financial Covenants. . . . . . . . . . . . . .          62
    Section 6.09.   Notices Under Certain Other
                    Indebtedness . . . . . . . . . . . . . . . . .          63
    Section 6.10.   Additional Significant Subsidiaries. . . . . .          64
    Section 6.11.   Ownership of Significant4
                    Subsidiaries . . . . . . . . . . . . . . . . .          64
    Section 6.12.   Insurance. . . . . . . . . . . . . . . . . . .          64
    Section 6.13.   Copies of Corporate Documents. . . . . . . . .          64


 ARTICLE VII  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . .          65

    Section 7.01.   Reserved . . . . . . . . . . . . . . . . . . .          65
    Section 7.02.   Liens. . . . . . . . . . . . . . . . . . . . .          65
    Section 7.03.   Mergers, Acquisitions. . . . . . . . . . . . .          66
    Section 7.04.   Investments, Loans, Etc. . . . . . . . . . . .          66
    Section 7.05.   Capital Expenditures . . . . . . . . . . . . .          67
    Section 7.06.   Minimum Tangible Net Worth . . . . . . . . . .          67
    Section 7.07.   Sale and Leaseback Transactions. . . . . . . .          67
    Section 7.08.   Transactions with Affiliates . . . . . . . . .          67
    Section 7.09.   Optional Prepayments . . . . . . . . . . . . .          68
    Section 7.10.   Changes in Business. . . . . . . . . . . . . .          69
    Section 7.11.   ERISA Obligations. . . . . . . . . . . . . . .          69
    Section 7.12.   Additional Negative Pledges. . . . . . . . . .          69
    Section 7.13.   Limitation on Payment Restrictions
                    Affecting Consolidated Companies . . . . . . .          70
    Section 7.14.   Actions Under Certain Documents. . . . . . . .          70
    Section 7.15.   Redemptions, Distributions . . . . . . . . . .          70
    Section 7.16.   Stock Issuance . . . . . . . . . . . . . . . .          70
    Section 7.17.   Fiscal Year. . . . . . . . . . . . . . . . . .          70
    Section 7.18.   Hazardous Material . . . . . . . . . . . . . .          71


ARTICLE VIII  EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . .          71

    Section 8.01.   Payments . . . . . . . . . . . . . . . . . . .          71
    Section 8.02.   Covenants Without Notice . . . . . . . . . . .          71
    Section 8.03.   Other Covenants. . . . . . . . . . . . . . . .          71
    Section 8.04.   Representations. . . . . . . . . . . . . . . .          71
    Section 8.05.   Non-Payments of Other Indebtedness . . . . . .          71
    Section 8.06.   Defaults Under Other Agreements. . . . . . . .          72
    Section 8.07.   Bankruptcy . . . . . . . . . . . . . . . . . .          72
    Section 8.08.   Judgment . . . . . . . . . . . . . . . . . . .          73

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    Section 8.09.   Attachments. . . . . . . . . . . . . . . . . .          73
    Section 8.10.   ERISA. . . . . . . . . . . . . . . . . . . . .          73
    Section 8.11.  Ownership of Credit Parties
                    and Pledged Entities . . . . . . . . . . . . .          73
    Section 8.12.   Change in Control of Borrower. . . . . . . . .          74
    Section 8.13.   Credit Documents . . . . . . . . . . . . . . .          74


ARTICLE IX    THE AGENT. . . . . . . . . . . . . . . . . . . . . .          74

    Section 9.01.   Appointment of Agent and the
                    Administrative Agent . . . . . . . . . . . . .          74
    Section 9.02.   Nature of Duties of Agent and
                    the Administrative Agent . . . . . . . . . . .          75
    Section 9.03.   Lack of Reliance on Agent and
                    the Administrative Agent . . . . . . . . . . .          75
    Section 9.04.   Certain Rights of the Agent and
                    the Administrative Agent . . . . . . . . . . .          76
    Section 9.05.   Reliance by Agent and Administrative
                    Agent. . . . . . . . . . . . . . . . . . . . .          76
    Section 9.06.   Indemnification of the Agent and
                    the Administrative Agent . . . . . . . . . . .          77
    Section 9.07.   The Agent and Administrative Agent
                    in their Individual Capacities . . . . . . . .          77
    Section 9.08.   Holders of Notes . . . . . . . . . . . . . . .          77
    Section 9.09.   Successor Agent; Successor
                    Administrative Agent . . . . . . . . . . . . .          78

ARTICLE X     MISCELLANEOUS. . . . . . . . . . . . . . . . . . . .          78

    Section 10.01.  Notices. . . . . . . . . . . . . . . . . . . .          78
    Section 10.02.  Amendments, Etc. . . . . . . . . . . . . . . .          79
    Section 10.03.  No Waiver; Remedies Cumulative . . . . . . . .          79
    Section 10.04.  Payment of Expenses,Indemnity, Etc.. . . . . .          80
    Section 10.05.  Right of Setoff. . . . . . . . . . . . . . . .          82
    Section 10.06.  Benefit of Agreement . . . . . . . . . . . . .          82
    Section 10.07.  Governing Law; Submission to
                    Jurisdiction . . . . . . . . . . . . . . . . .          85
    Section 10.08.  Independent Nature of Lenders'
                    Rights . . . . . . . . . . . . . . . . . . . .          86
    Section 10.09.  Counterparts . . . . . . . . . . . . . . . . .          86
    Section 10.10.  Effectiveness; Survival. . . . . . . . . . . .          86
    Section 10.11.  Severability . . . . . . . . . . . . . . . . .          86
    Section 10.12.  Independence of Covenants. . . . . . . . . . .          86

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    Section 10.13.  Change in Accounting Principles,
                    Fiscal Year or Tax Laws. . . . . . . . . . . .          86
    Section 10.14.  Headings Descriptive; Entire
                    Agreement. . . . . . . . . . . . . . . . . . .          87
    Section 10.15.  Time is of the Essence . . . . . . . . . . . .          87
    Section 10.16.  Usury. . . . . . . . . . . . . . . . . . . . .          87
    Section 10.17.  Construction . . . . . . . . . . . . . . . . .          87
    Section 10.18.  Release of Collateral. . . . . . . . . . . . .          88
    Section 10.19.  Confidentiality. . . . . . . . . . . . . . . .          88
    Section 10.20   Provisions Relating to the
                    Refinanced Indebtedness. . . . . . . . . . . .          88

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                            SCHEDULES

Schedule 1.01           Applicable Margin Percentages

Schedule 5.01           Organization and Ownership of
                           Subsidiaries
Schedule 5.03           Material Changes since 9/30/95
Schedule 5.05           Certain Pending and Threatened
                           Litigation
Schedule 5.08           Governmental Approvals and Consents
Schedule 5.10           Employee Benefit Plans
Schedule 5.12           Existing Indebtedness
Schedule 5.16           Environmental Matters
Schedule 5.18           Patent, Trademark, License, and
                           Other Intellectual Property
                           Matters
Schedule 5.22           Labor and Employment Matters
Schedule 5.23           Name Change, etc.
Schedule 6.10           Additional Significant Subsidiaries
                           Documentation
Schedule 7.02           Existing Liens


                             EXHIBITS

Exhibit A               Form of Assignment and Acceptance
Exhibit B               Form of Borrower Security Agreement
Exhibit C               Form of Guarantor Security Agreement
Exhibit D               Form of Guaranty
Exhibit E               Form of Promissory Note
Exhibit F               Form of Closing Certificate of Borrower
Exhibit G-1             Form of Opinion of Counsel to the
                           Borrower
Exhibit G-2             Form of Opinion of Counsel to the
                        Guarantor
Exhibit G-3             Form of Opinion of Local Counsel to the
                             Credit Parties in Alabama, Georgia,
                             South Carolina North Carolina
Exhibit H               Form of Borrowing Base Certificate
Exhibit I               Form of Standby Agreement

                           REVOLVING CREDIT AGREEMENT


     THIS  REVOLVING  CREDIT  AGREEMENT,  dated  as of  January  26,  1996  (the
"Agreement") by and among ONEITA INDUSTRIES, INC. ("Borrower"), a Delaware corporation, SUNTRUST BANK, ATLANTA ("SunTrust"), a Georgia banking corporation, FIRST UNION NATIONAL BANK OF SOUTH CAROLINA, a national banking association
("First  Union"),   and  NATWEST  BANK  N.A.,  a  national  banking  association
("NatWest") (SunTrust, First Union and NatWest are hereinafter referred to collectively, as the "Lenders" and, individually, as a "Lender"), SUNTRUST and FIRST UNION as Agent for the Lenders, and SUNTRUST as Administrative Agent for Lenders.


                              W I T N E S S E T H :


     WHEREAS, SunTrust and NatWest have each made a $12,500,000 revolving credit facility available to the Borrower pursuant to that certain Loan Agreement, dated as of March 26, 1993, among the Borrower, SunTrust and NatWest, as heretofore amended or modified, and SunTrust and NatWest have independently made guidance lines of credit available to the Borrower in the principal amounts of $10,000,000 and $5,000,000, respectively;

     WHEREAS, First Union has made a guidance line of credit available to the Borrower in the principal amount of $10,000,000;

     WHEREAS the Borrower has requested that SunTrust, NatWest and First Union amend and restate their existing facilities and increase the total principal amount of such facilities to $60,000,000, and the Lenders are willing to do so subject to the terms and conditions hereof, including without limitation, the guarantees of the Borrower's significant subsidiaries and a lien upon certain assets of the Borrower and its significant subsidiaries;

     NOW, THEREFORE, for and in consideration of the mutual covenants made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                            DEFINITIONS; CONSTRUCTION

     Section  1.01.  Definitions.   As  used  in  this  Agreement,  and  in  any
instrument, certificate, document or report delivered pursuant hereto, the following terms shall have the following meanings (to be equally applicable to both the singular and plural forms of the term defined):

     "Adjusted LIBO Rate" shall mean, with respect to each Interest Period for a Eurodollar Advance, the rate obtained by dividing (A) LIBOR for such Interest Period by (B) a percentage equal to 1 minus the then stated maximum rate (stated as a decimal) of all reserves requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurodollar liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).

     "Administrative Agent" shall mean SunTrust Bank, Atlanta, a Georgia banking corporation, and each successor Administrative Agent.

     "Advance"   shall  mean  any  principal   amount   advanced  and  remaining
outstanding at any time under the Loans, which Advance shall be made or outstanding as a Base Rate Advance or Eurodollar Advance, as the case may be.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control with, such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, provided that, in any event: (i) any Person that owns directly or indirect thirty percent (30%) or more of the securities have the ordinary voting power for the election of directors or other governing body of a corporation or thirty percent (30%) or more of the partnership or other ownership interests of any other Person (other than a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each director and officer of the Borrower shall be deemed to be an Affiliate of the Borrower.

     "Agent" shall mean SunTrust and First Union, jointly and severally, as agent for the Lenders hereunder and under the other Credit Documents, and each successor Agent.

     "Agreement"  shall  mean  this  Revolving  Credit   Agreement,   either  as
originally executed or as it may be from time to time supplemented, amended, restated, renewed or extended and in effect.

     "Applicable Law" shall mean (i) all applicable common law and principles of equity and (ii) all applicable provisions of all (a) constitutions, statutes, rules, regulations and orders of Governmental Agencies, (b) Governmental Approvals and (c) orders, decisions, judgments and decrees of all courts and arbitrators.

     "Applicable Margin" shall mean, (i) with respect to all Eurodollar Advances outstanding under the Commitments through March 31, 1996, two and three-quarters of one percent (2.75%) per annum, (ii) with respect to all Base Rate Advances outstanding under the Commitments through March 31, 1996, three-quarters of one percent (0.75%) per annum, and (iii) with respect to all Advances outstanding under to the Commitments commencing on April 1, 1996 and thereafter, the relevant percentage indicated on Schedule 1.01 hereto for the Consolidated Companies' Funded Debt to EBITDA Ratio and Leverage Ratio, based upon the financial statements delivered to the Lenders pursuant to Section 6.07(a) or
Section 6.07(b) hereof, as the case may be, with such Applicable Margin to be effective with respect to calculations based upon the financial statements delivered pursuant to Section 6.07(b) as of the first day of the second fiscal quarter immediately following the fiscal quarter for which such financial statements are delivered and with such Applicable Margin to be effective with respect to calculations based upon the financial statements delivered pursuant to Section 6.07(a) on the earlier of (y) delivery of such financial statements (but in no event earlier than 90 days after the end of any fiscal year), and (z) the date which is 120 days after the end of each fiscal year of the Borrower.

     "Asbestos Laws" shall mean the common law in all federal, state and local and foreign jurisdictions and other laws in such jurisdictions, and regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect relating to or concerning asbestos or asbestos-containing material, including without limitation, exposure to asbestos or asbestos-containing material.

     "Asset Sale" shall mean the conveyance, sale, lease, assignment, transfer or other disposition by the Borrower or any of its Subsidiaries of any of their respective properties, assets or business.

     "Asset Value" shall mean, with respect to any property or asset of any Consolidated Company as of any particular date, an amount equal to the greater of (i) the then book value of such property or asset as established in accordance with GAAP, and (ii) the then fair market value of such property or asset as determined in good faith by the board of directors of such Consolidated Company.

     "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee in accordance with the terms of this Agreement and substantially in the form of Exhibit A.

     "Avondale" shall mean Avondale Mills, Inc., an Alabama corporation.

     "Avondale Debt" shall mean all Indebtedness and other obligations owed by the Borrower to Avondale (including, without limitation, principal, interest, premiums, make-whole and yield maintenance amounts, fees, costs and expenses and all other amounts owing by the Borrower to Avondale) arising under or evidenced by the Avondale Note, the Convertible Note to Avondale and the Subordinated Debt Documents.

     "Avondale Note" shall mean that certain Subordinated 10% Promissory Note, dated as of the date hereof, executed by the Borrower in favor of Avondale in the principal amount of $7,500,000, as any of the foregoing may hereafter amended, restated, replaced, supplemented or otherwise modified from time to time with the prior written consent of the Lenders.

     "Avondale/Gintel Documents" shall mean, collectively, (i) that certain Registration Rights Agreement, dated as of the date hereof, among the Borrower, Gintel and Avondale, (ii) the Standby Agreement, (iii) that certain Note

Purchase Agreement, dated as of December 28, 1995, among the Borrower, Gintel and Avondale and (iv) all other documents and agreements executed in connection therewith, as any of the foregoing may be hereafter amended, restated, replaced, supplemented or otherwise modified with the prior written consent of the Lenders.

     "Bankruptcy Code" shall mean The Bankruptcy Code of 1978, as amended and in effect from time to time (11 U.S.C. 101 et seq.).

     "Base Rate" shall mean (with any change in the Base Rate to be effective as of the date of change of either of the following rates) the higher of (a) the rate which the Administrative Agent designates from time to time to be its prime lending rate, as in effect from time to time, and (b) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. The Administrative Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers; the Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent's prime lending rate.

     "Base Rate Advance" shall mean an Advance bearing interest based on the Base Rate.

     "Base Rate Loan" shall mean any Loan hereunder which bears interest based on the Base Rate.

     "Borrower Security Agreement" shall mean that certain Security Agreement (Borrower), dated as of the date hereof, executed by the Borrower in favor of the Collateral Agent, substantially in the form of Exhibit B, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

     "Borrowing" shall mean the incurrence by Borrower of Advances of one Type concurrently having the same Interest Period or the continuation or conversion of an existing Borrowing or Borrowings in whole or in part.

     "Borrowing Base" shall mean, at any time, an amount equal to the sum of:

         (i) eighty percent (80%) of Eligible Accounts Receivable, plus

         (ii) the lesser of (A) fifty percent (50%) of Eligible Finished Goods Inventory and (B) (1) $35,000,000 at any time on or prior to April 30, 1996 and (2) $30,000,000 thereafter, plus

         (iii) (A) thirty percent (30%) of Eligible Work-In-Process Inventory during the period commencing January 1, 1996 and ending on March 31, 1996,
    (B) twenty-five percent (25%) of Eligible Work-In-Process Inventory during the period commencing on April 1, 1996 and ending on May 31, 1996 and (C) none of Eligible Work-In-Process Inventory after May 31, 1996, plus

         (iv) $5,000,000 during the period commencing on November 1 and ending on May 31 during each year, including, without limitation the period commencing as of the Closing Date and ending on May 31, 1996.

     "Business Day" shall mean, with respect to Eurodollar Loans, any day other than a day on which commercial banks are closed or required to be closed for domestic and international business, including dealings in Dollar deposits on the London Interbank Market, and with respect to all other Loans and matters, any day other than Saturday, Sunday and a day on which commercial banks are closed or required to be closed for business in Atlanta, Georgia, Greenville, South Carolina or New York, New York.

     "Capital Expenditures" shall mean, for any fiscal period of the Borrower, the total capital expenditures of the Consolidated Companies on a consolidated basis made during such period, as determined in accordance with GAAP.

     "Capitalized Lease Obligations" shall mean, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

     "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act as amended by the Super Fund Amendments and Reauthorization Act, 42 U.S.C. 9601 et seq., and as amended from time to time.

     "Closing Date" shall mean the date on or before January 26, 1996, on which the initial Loans are made and the conditions set forth in Section 4.01 are satisfied or waived in accordance with Section 10.02.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral Agent" shall mean SunTrust Bank, Atlanta, in its capacity as collateral agent for the Lenders and Prudential, and its successors and assigns.

     "Commitment" shall mean, for any Lender at any time, the amount of such commitment set forth opposite such Lender's name on the signature pages hereof under the caption "Commitment", as the same may be increased or decreased from time to time as a result of any reduction thereof pursuant to Section 2.03, any assignment thereof pursuant to Section 10.06, or any amendment thereof pursuant to Section 10.02.

     "Consolidated Companies" shall mean, collectively, Borrower and all of its Subsidiaries.

     "Consolidated EBITDA" shall mean, for any fiscal period of the Borrower, an amount equal to the sum of (A) Consolidated Net Income (Loss), plus (B) to the extent deducted in determining Consolidated Net Income (Loss), (i) Consolidated Interest Expense, (ii) provisions for taxes based on income for the Consolidated Companies, and (iii) depreciation expense and amortization expense of the Consolidated Companies.

     "Consolidated EBITR" shall mean, for any fiscal period of the Borrower, an amount equal to the sum of (A) Consolidated Net Income (Loss), plus (B) to the extent deducted in determining Consolidated Net Income (Loss), (i) provisions for taxes based on income for the Consolidated Companies for such period, (ii) Consolidated Interest Expense, and (iii) Consolidated Rental Expense.

     "Consolidated Interest Expense" shall mean, for any fiscal period of Borrower, total interest expense (including without limitation, interest expense attributable to capitalized leases) of the Consolidated Companies for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income (Loss)" shall mean, for any fiscal period of Borrower, the net income (or loss) of the Consolidated Companies for such period, determined on a consolidated basis in accordance with GAAP;

     "Consolidated Rental Expense" shall mean, for any fiscal period of Borrower, total operating lease expense of the Consolidated Companies for such period, determined on a consolidated basis in accordance with GAAP.

     "Consolidated Subsidiary" shall mean, as at any particular time, any corporation included as a consolidated Subsidiary of Borrower in Borrower's most recent financial statements furnished to its stockholders and certified by Borrower's independent public accountants, provided that under then generally accepted accounting principles approved by such independent public accountants, such corporation may continue to be so included as a consolidated Subsidiary of Borrower in any financial statements thereafter certified by such accountants.

     "Contractual Obligation" of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

     "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b), 414(c) or 414(m) of the Code and Section 4001(a)(14) of ERISA.

     "Convertible  Notes"  shall  have the  meaning  set forth in  Section  7.09 hereof.

     "Credit Documents" shall mean, collectively, this Agreement, the Notes, the Guaranty Agreement, the Security Agreements, the Intercreditor Agreement, the Subordination Agreement, all UCC-1 financing statements and other instruments of perfection executed in connection therewith and all other documents and instruments relating to, guaranteeing or securing the Loans, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Credit  Parties"  shall  mean,   collectively,   each  of  Borrower,   the
Guarantors, and each other Person who from time to time executes a Credit Document with respect to all or any portion of the Obligations.

     "Current Assets" shall mean, for any fiscal period of the Borrower, the current assets of the Consolidated Companies determined on a consolidated basis in accordance with GAAP.

     "Current Liabilities" shall mean, for any fiscal period of the Borrower, the current liabilities of the Consolidated Companies determined on a consolidated basis in accordance with GAAP, and shall include, without limitation, as of the date of any determination thereof: (i) all Indebtedness payable on demand or maturing within one year after such date without any option on the part of the obligor to extend or renew beyond such year, (ii) final maturities, installments and prepayments of Indebtedness required to be made within one year after such date, (iii) the unpaid principal balance of the Notes due within one year after such date, and (iv) all other items (including taxes accrued as estimated and reserves for deferred income taxes) that would be included on a balance sheet as current liabilities in accordance with GAAP.

     "Current Ratio" shall mean the ratio of (A) Current Assets to (B) Current Liabilities, but excluding all Loans then outstanding to the extent included in Current Liabilities.

     "Debt Instrument" shall mean, as to any Person, any bond, note, debenture, credit or loan agreement, indenture, guaranty, trust agreement, security agreement, pledge agreement, deed of trust, capital lease, mortgage or similar agreement or instrument to which such Person is a party, by which it is bound or by which any of its properties or assets may be affected.

     "Debt Service Coverage Ratio" shall mean, as at the end of any fiscal period of Borrower, the ratio of (A) the sum of Consolidated Net Income (Loss), plus to the extent deducted in determining such Consolidated Net Income, depreciation expense and amortization expense of the Consolidated Companies, plus Consolidated Interest Expense to (B) an amount equal to the current maturities of Long-term Indebtedness of the Consolidated Companies, minus to the extent deducted in determining current maturities of Long-term Indebtedness, the principal amount of the Loans then outstanding, plus Consolidated Interest Expense, in each case determined on a consolidated basis in accordance with GAAP.

     "December 1995 Factoring Agreement" shall have the meaning assigned to such term in Section 10.20 hereof.

     "Default" shall mean any condition or event which, with notice or lapse of time or both, would constitute an Event of Default.

     "Defined Contribution Plan" shall mean a plan which is not covered by Title IV of ERISA or subject to the minimum funding standards of Section 412 of the Code and which provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant's account, and any income, expenses, gains and losses, and any forfeitures of accounts of other participants which may be allocated to such participant's account.

     "Dollar" and "U.S. Dollar" and the sign "$" shall mean lawful money of the United States of America.

     "Eligible Accounts Receivable" shall mean any Receivable of the Borrower or a Guarantor which the Administrative Agent, in the reasonable exercise of its credit judgment consistent with industry practice, deems eligible, provided, that once a Receivable has been deemed eligible by the Administrative Agent and therefore admitted to the Borrowing Base, the Administrative Agent cannot at any later time (provided that the Receivable satisfies the requirements of clauses
(i) through and including (xi) below) deem such Receivable to be ineligible and therefore remove such Receivable from the Borrowing Base (such Receivable to remain in the Borrowing Base until the earlier of (i) such time as the Receivable fails to meet the requirements of clauses (i) through and including
(xi) below or (ii) the account debtor owing such Receivable pays such Receivable), provided, further, that the Administrative Agent shall have the right to deem other Receivables from the same account debtor as ineligible as and when they are presented to the Administrative Agent to be admitted to the

Borrowing Base, but must first give the Borrower or such Guarantor thirty days' prior notice of the ineligibility of Receivables from such account debtor; and, in any event, is a Receivable: (i) which is denominated and payable only in Dollars in the United States; (ii) which constitutes the legal, valid and binding obligation of the obligor of such Receivable enforceable against such obligor in accordance with its terms, (iii) which is not subject to any dispute or setoff, counterclaim or defense whatsoever; (iv) as to which the Borrower or such Guarantor, as applicable, has good and marketable title thereto free and clear of all adverse claims or other claims of any kind, any setoff, counterclaim or defense of any kind; (v) which together with any contract related thereto, does not contravene in any material respect any federal or state law, statute, rule, regulation, ordinance, code, order and judgment (a "Law") applicable thereto and with respect to which no party to any contract related thereto is in violation of any such Law in any material respect; (vi) which satisfies all applicable requirements of the credit and collection policies and practices of the Borrower or such Guarantor (which are subject to approval by the Administrative Agent, which approval shall not be unreasonably withheld and which approval shall be consistent with industry practice); (vii) payments which may not be avoided as a preferential transfer under the Bankruptcy Code and all other applicable dissolution, liquidation, conservatorship, bankruptcy, moratorium, readjustment of debt, compromise, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws affecting creditors' rights generally; (viii) that is no more than 60 days delinquent past the date due as stated on the invoice relating thereto; (ix) not representing customer deductions from previous payments; (x) for an amount which, when combined with the aggregate amount of all other Receivables owed by the same account debtor or affiliate thereof, does not equal or exceed $5,000,000, unless the Administrative Agent has been given its prior consent thereto and (xi) the obligor of which is not bankrupt or insolvent.

     "Eligible Assignee" means any of the following (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $100,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $100,000,000; (iii) a commercial bank organized under the laws of any other country having total assets in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (iv) a finance company, insurance company or other financial institution, lender or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of at least $100,000,000; (v) any Lender or any Affiliate of any Lender; or (vi) any other Person consented to by the Borrower and the Agent, such consent not unreasonably to be withheld.

     "Eligible Finished Goods Inventory" shall mean Eligible Inventory of the Borrower or any Guarantor that consists of finished goods.

     "Eligible Inventory" shall mean the lower of FIFO cost or market value of Inventory of the Borrower or any Guarantor which the Administrative Agent, in the reasonable exercise of its credit judgment consistent with industry practice, shall deem eligible, provided that any changes in credit judgment of the Administrative Agent shall effective on the thirtieth (30th) day after the Administrative Agent gives the Borrower or such Guarantor notice of such change in credit judgment; and, in any event, such Inventory must meet the following criteria:

         (a) the Inventory must be subject to a perfected first-priority Lien in favor of the Collateral Agent, other than Inventory located outside the United States for which a Permitted Bailee has executed in favor of, and delivered to, the Collateral Agent a bailee letter in substantially the form of Exhibit A to the Company Security Agreement, provided that the value of Inventory as measured as set forth above at locations outside the United States which are not owned or leased by the Borrower or any of its Subsidiaries may not at any time exceed $5,000,000;

         (b) except for the Lien in favor of the Collateral Agent, the Borrower or the Guarantors must otherwise have clear title to all Inventory, regardless of where located, free and clear of all other Liens;

         (c) the Inventory must be (i) located at one of the places of business of the Borrower listed on Schedule 1 of the Borrower Security Agreement or of the Guarantors listed on Schedule 1 of the Guarantor Security Agreement, or (ii) in transit from one such location to another;

         (d) the Inventory may not be located at any third-party finishing or processing location or public warehouse, other than with a Permitted Bailee, and the Inventory may not be in the possession of a bailee other than a Permitted Bailee;

         (e) the Inventory consists of finished goods Inventory or work in process Inventory, and does not consist of raw materials Inventory used in the manufacture of finished goods or processing supplies, packaging, advertising, promotional materials, stores or other non-product related items;

         (f) the Inventory has been inspected and does not consist of returned goods which are currently unsalable in the ordinary course of the business of the Borrower or the Guarantor;

         (g) the Inventory is not under consignment to or from any Person or under any bill and hold or like arrangement;

         (h) the Inventory is of good and merchantable quality, has been accurately graded as first quality, second quality or third quality, and has been accurately valued to reflect its status as first quality, second quality or third quality as the case may be;

         (i) the Inventory meets all standards imposed by any Governmental Agency having regulatory authority over such Inventory; and

         (j) with respect to such Inventory, any representation or warranty contained herein or in any other Credit Documents applicable to Inventory has not been breached;

the Administrative Agent hereby acknowledges that as of the Closing Date the amount and mix of the Inventory is acceptable in the reasonable exercise of the Administrative Agent's credit judgment; provided, that the Administrative Agent may, in the exercise of its reasonable credit judgment at any time after the Closing Date, find the amount and mix of the Inventory unacceptable, even if the amount and mix of the Inventory is the same as the amount and mix of the Inventory as of the Closing Date, and therefore deem some or all of such Inventory ineligible based upon such factors, such change in credit judgment to be effective on the thirtieth (30th) day after the Administrative Agent gives the Borrower or such Guarantor notice thereof.

     "Eligible Work-In-Process Inventory" shall mean Eligible Inventory of the Borrower or any Guarantor that consists of work in process.

     "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any of its ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for employees of the Borrower or any current ERISA Affiliate while an ERISA Affiliate.

     "Employee Welfare Benefit Plan" shall mean any employee benefit plan within the meaning of Section 3(q) of ERISA.

     "Environmental Laws" shall mean all federal, state, local and foreign statutes and codes or regulations, rules or ordinances issued, promulgated, or approved thereunder, now or hereafter in effect (including, without limitation, those with respect to asbestos or asbestos containing material or exposure to asbestos or asbestos containing material), relating to pollution or protection of the environment and relating to public health and safety, relating to (i) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial toxic or hazardous constituents, substances or wastes, including without limitation, any "hazardous substance" as defined in CERCLA, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, into the environment (including without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any "hazardous substances" as defined in CERCLA, petroleum including crude oil or any fraction thereof, any petroleum product or other waste, chemicals or substances regulated by any Environmental Law, and (iii) underground storage tanks and related piping, and emissions, discharges and releases or threatened releases therefrom, such Environmental Laws to include, without limitation (A) CERCLA, (B) RCRA, (C) the Federal Clean Air Act (42 U.S.C. 7401 et seq.), (D) the Clean Water Act (33 U.S.C. 1251 et seq.), (E) the Toxic Substances Control Act (15 U.S.C. 2601 et seq.) and (F) the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.).

     "Environmental Liability" shall mean any liability under any applicable law for any release of a hazardous substance caused by the seeping, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of hazardous wastes or other chemical substances, pollutants or contaminants into the environment, and any liability for the costs of any clean-up or other remedial action including, without limitation, costs arising out of security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body having jurisdiction over the Borrower or any Subsidiary to prevent or minimize any actual or threatened release by the Borrower or any Subsidiary of any Hazardous Materials into the environment that would endanger the public health or the environment.

     "Environmental Matter(s)" shall mean a release of any toxic or hazardous waste or other Hazardous Materials into the environment or the generation, treatment, storage or disposal of any toxic or hazardous wastes or other Hazardous Materials.

     "Environmental Proceeding" shall mean any judgment, action, proceeding or investigation pending before any court or Governmental Agency, including, without limitation, any environmental regulatory body, with respect to, or to the best of the Borrower's knowledge threatened against, the Borrower or any Subsidiary or relating to the assets of liabilities of any of them, including, without limitation, in respect of any "facility" owned, leased or operated by any of them under CERCLA or any other Environmental Law in respect thereof, in connection with any release of any toxic or hazardous waste or other Hazardous Materials into the environment, or with the generation, storage or disposal of any toxic or hazardous wastes or other chemical substances.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time, and the regulations promulgated thereunder.

     "ERISA   Affiliate"   shall  mean,  with  respect  to  the  Borrower,   any
corporation, person or trade or business which is a member of the Borrower's Controlled Group.

     "Eurodollar Advance" shall mean an Advance bearing interest based on the Adjusted LIBO Rate.

     "Eurodollar Loan" shall mean any Loan hereunder which bears interest based on the Adjusted LIBO Rate.

     "Event of Default" shall have the meaning set forth in Article IX.

     "Excess Cash Flow" shall mean, as of the end of any fiscal quarter of the Borrower, an amount equal to the Consolidated Companies' (a) Consolidated Net Income for such fiscal quarter, plus (b) depreciation expense for such fiscal quarter determined on a consolidated basis in accordance with GAAP, plus (c) amortization expense for such fiscal quarter determined on a consolidated basis in accordance with GAAP, plus (d) increases in deferred taxes (or minus decreases in deferred taxes) for such fiscal quarter determined on a consolidated basis in accordance with GAAP, minus (e) increases in Working Capital (or plus decreases in Working Capital) (but excluding increases or decreases in Working Capital attributable to the net cash proceeds received by the Borrower from the issuance of the Subordinated Debt or any other Indebtedness evidenced by a Debt Instrument (except to the extent required pursuant to Section 7.02(f) hereof to be used to repay the Obligations), the exercise of the Gintel Warrant and the consummation of the Rights Offering), minus (f) Capital Expenditures for such fiscal quarter, minus (g) all payments of principal applied to current maturities of Long-term Indebtedness for such fiscal quarter, in each case measured as of the last Business Day of such fiscal quarter; provided, however, that to the extent that the foregoing amount is negative, the Excess Cash Flow Payment shall be deemed to be zero.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

     "Facility" or "Facilities" shall mean the Revolving Loan Commitments and Loans.

     "Factored Receivables" shall mean all accounts receivable purchased by SunTrust from the Borrower pursuant to the December 1995 Factoring Agreement which remain uncollected in whole or in part on the Closing Date.

     "Fayette Alabama Plant Expenditures" shall mean all Capital Expenditures made by the Borrower and its Subsidiaries at their Fayette, Alabama facility.

     "Federal Funds Rate" shall mean for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

     "Final Maturity Date" shall mean the date on which all commitments have been terminated and all amounts outstanding under this Agreement have been declared or have automatically become due and payable pursuant to the provisions of Article IX.

     "Financial Statements" shall mean (i) the consolidated audited Balance Sheet of the Consolidated Companies as at September 30, 1995, together with the related audited Income Statement, Statement of Shareholders' Equity and Statement of Cash Flows for the fiscal year then ended.

     "Fixed Charge Coverage Ratio" shall mean, as at the end of any fiscal period of Borrower, the ratio of (A) Consolidated EBITR to (B) the sum of (i) Consolidated Interest Expense plus (ii) Consolidated Rental Expense.

     "Funded Debt" of any Person shall mean all Indebtedness for money borrowed, purchase money mortgages, Capitalized Lease Obligations, conditional sales contracts and similar title retention debt instruments of such Person, including any current maturities of such indebtedness, which by its terms matures more than one year from the date of any calculation thereof or which is renewable or extendable at the option of the obligor to a date beyond one year from such date, including, without limitation, Long-term Indebtedness and short-term Indebtedness. The calculation of Funded Debt of any Person shall include all Funded Debt of such Person, plus (without duplication) all Funded Debt of other entities or persons guaranteed by such Person or which is supported by a letter of credit issued for the account of the such Person.

     "Funded Debt Coverage Ratio" shall mean, as of the end of any fiscal period of the Borrower, the ratio of (A) Funded Debt of the Consolidated Companies to
(B) Consolidated EBITDA of the Consolidated Companies.

     "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, as from time to time in effect that are consistently applied and, when used with respect to the Borrower, that are consistent with the accounting practice of the Borrower, as reflected in the financial statements of the Borrower.

     "Gintel" shall mean Robert M. Gintel, an individual whose principal place of business is in Connecticut.

     "Gintel Debt" shall mean all Indebtedness and other obligations owed by the Borrower to Gintel (including, without limitation, principal, interest, premiums, fees and all other amounts) pursuant to or evidenced by the Gintel Notes, the Convertible Note to Gintel and the Subordinated Debt Documents.

     "Gintel Notes" shall mean, collectively, (i) that certain Subordinated 10% Promissory Note, dated as of the date hereof, executed by the Borrower in favor of Gintel in the principal amount of $3,750,000, and (ii) that certain Subordinated 10% Promissory Note, dated as of the date hereof, executed by the Borrower in favor of Gintel in the principal amount of $3,750,000, as any of the foregoing may be hereafter amended, restated, replaced, supplemented or otherwise modified from time to time with the prior written consent of the Lenders.

     "Gintel Warrant" shall mean that certain Warrant, dated as of the date hereof, issued by the Borrower to Gintel, for the purchase of 125,000 shares of the common stock of the Borrower, as it may be hereafter amended, restated, replaced, supplemented or otherwise modified from time to time with the prior written consent of the Lenders.

     "Governmental Agency" shall mean (a) any international, foreign, federal, state, county or municipal government or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency or entity that is vested by a governmental agency with applicable jurisdiction over a Person, or (e) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has given its general consent.

     "Governmental Approval" shall mean any order, permission, authorization, consent, approval, license, franchise, permit or validation of, exemption by, registration or filing with, or report or notice to, any Governmental Agency.

     "Guaranteed Indebtedness" of any Person shall mean any obligation of such Person guaranteeing any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof.

     "Guarantors"  shall  mean,  collectively,  Oneita-Kinston  Corp.,  a  North
Carolina  corporation,   and  all  Significant  Subsidiaries  now  or  hereafter
existing, and their respective successors and permitted assigns.

     "Guarantor Security Agreement" shall mean that certain Security Agreement (Guarantors), dated as of the date hereof, executed by the Guarantors in favor of the Collateral Agent, substantially in the form of Exhibit C, as the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

     "Guaranty Agreement" shall mean that certain Guaranty Agreement executed by the Guarantors in favor of the Lenders and the Agent, substantially in the form of Exhibit D, as the same may be amended, restated, affirmed, supplemented or otherwise modified from time to time.

     "Hazardous Materials" shall mean oil, petroleum or chemical liquids or solids, liquid or gaseous products, asbestos, or any other hazardous waste or hazardous substances, including, without limitation, hazardous medical waste or any other substance described in any Environmental Law.

     "Indebtedness" of any Person shall mean, without duplication (i) all liabilities and obligations, direct or indirect, of such Person which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date of such determination, including, without limitation, contingent liabilities that, in accordance with GAAP, would be set forth in a specific dollar amount on the liability side of such balance sheet, and Capitalized Lease Obligations of such Person; (ii) all Guaranteed Indebtedness of such Person; (iii) all liabilities and obligations secured by Liens on any assets of such Person, whether or not such liabilities or obligations shall have been assumed by it; and (iv) all liabilities and obligations of such Person, direct or contingent, with respect to letters of credit (other than documentary letters of credit used in connection with the purchase of goods) issued for the account of such Person and bankers acceptances created for such Person.

     "Interest Period" shall mean with respect to Eurodollar Advances, the period of 1, 2 or 3 months selected by the Borrower, pursuant to the terms of this Agreement and subject to customary adjustments in duration; provided, that
(a) the first day of an Interest Period must be a Business Day, (b) any Interest Period that would otherwise end on a day that is not a Business Day for Eurodollar Loans shall be extended to the next succeeding Business Day for Eurodollar Loans, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day for Eurodollar Loans, and (c) Borrower may not elect an Interest Period which would extend beyond the Final Maturity Date.

     "Inventory" shall mean goods held by the Borrower or any Guarantor for sale or raw materials, work in process or materials used or consumed in the business of the Borrower or any of the Guarantors.

     "Investment" shall mean, with respect to any Person, (a) the amount paid or committed to be paid, or the value of property and services contributed or committed to be contributed, by such Person for or in consideration of the acquisition by such Person of any stock, bonds, notes, debentures, partnership or other ownership interest or other securities of any other Person; and (b) the amount of any advance, loan or extension of credit by such Person to any other Person, or guarantee or other similar obligation of such Person with respect to any Indebtedness of such other Person, and (without duplication) any amount committed to be advanced, loaned or extended by such Person to any other Person, or any amount the payment of which is committed to be assured by guarantee or similar obligation by such Person for the benefit of, such other Person.

     "IRS" shall have the meaning assigned such term in Section 6.07(h) hereof.

     "Latest Balance Sheet" shall have the meaning assigned such term in Section 5.03(a) hereof.

     "Leases" shall mean all leases and subleases (other than Capitalized Leases), licenses for the use of real property, easements, grants and other attachment rights and similar instruments under which the Borrower or any of its Subsidiaries has the right to use real or personal property or rights of way.

     "Lender" or "Lenders" shall mean SunTrust, First Union, NatWest and their respective successors and assigns.

     "Lending Office" shall mean for each Lender the office such Lender may designate in writing from time to time to Borrower and the Administrative Agent with respect to each Type of Loan.

         "Leverage Ratio" shall mean the ratio of (A) (i) Funded Debt of the Consolidated Companies, less (ii) the principal amount of Subordinated Debt then outstanding to (B) Total Capitalization of the Consolidated Companies.

     "LIBOR" shall mean, with respect to any Interest Period for any Eurodollar Advance, the rate per annum equal to the quotient of (i) the consensus of the LIBOR settings as of 11:00 a.m. (London time) on the second Business Day preceding the first day of such Interest Period as shown on page 3750 of Telerate or as published by a comparable service selected by the Bank for deposits in immediately available funds in U.S. Dollars on the first day of such Interest Period in an amount substantially equal to the principal amount of such Eurodollar Advance and for a period approximately equal to such Interest Period, divided by (ii) a number equal to 1.00 minus the Reserve Percentage, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

     "Lien" shall mean any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind or description (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any capitalized lease in the nature thereof including any lease or similar arrangement with a public authority executed in connection with the issuance of industrial development revenue bonds or pollution control revenue bonds, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

     "Loans" shall mean, collectively, the revolving credit loans made to Borrower by the Lenders pursuant to Section 2.01.

     "Long-term Indebtedness" shall mean (i) any Indebtedness payable more than one year from the date of creation thereof (including, without limitation and without duplication, any portion thereof payable on demand or maturing within one year after such date), which under GAAP is shown on the balance sheets as a liability (including Capitalized Lease Obligations but excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation), and (ii) Indebtedness payable more than one year from the date of creation thereof (including, without limitation and without duplication, any portion thereof payable on demand or maturing within one year after such date), which is secured by any Lien on property owned by the Borrower or any Subsidiary, whether or not the indebtedness secured thereby shall have been assumed by the Borrower or such Subsidiary. Any obligation shall be treated as Long-term Indebtedness, regardless of its term, if such obligation is renewable pursuant to the terms thereof or of a revolving credit or similar agreement effective for more than one year after the date of the creation of such obligation, or may be payable out of the proceeds of a similar obligation pursuant to the terms of such obligation or of any such agreement.

     "Materially Adverse Effect" shall mean any event the occurrence of which would have a material adverse effect on the business, operations, financial condition or properties of the Borrower and its Subsidiaries on a consolidated basis or on the ability of the Borrower or the Guarantors to perform their respective obligations under the Credit Documents.

     "Multiemployer  Plan"  shall  mean a  "multiemployer  plan" as  defined  in
Section 4001(a)(3) of ERISA which is a Pension Plan and to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) years while an ERISA Affiliate.

     "Non-Notification Factoring Agreement" shall mean that certain Non-Notification Factoring Agreement, dated as of December 16, 1988, as amended by that certain First Amendment to Non-Notification Factoring Agreement, dated as of March 17, 1995, between SunTrust and the Borrower, as hereafter amended, restated, supplemented or otherwise modified from time to time.

     "Note" shall mean a promissory note evidencing the Loans in the form attached hereto as Exhibit E, either as originally executed or as the same may be from time to time supplemented, modified, amended, renewed or extended.

     "Notice of Borrowing" shall have the meaning provided in Section 3.01.

     "Notice of  Continuation/Conversion"  shall have the  meaning  provided  in
Section 3.01.

     "Obligations" shall mean all amounts owing to the Agent, the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document, including without limitation, all Loans (including all principal and interest payments due thereunder), fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of the Credit Parties, direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, together with all renewals, extensions, modifications or refinancings thereof.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

     "Pension Plan" shall mean, at any time, an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either: (i) maintained by the Borrower or any ERISA Affiliate of any ERISA Affiliate, or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the obligation to make contributions or has, while an ERISA Affiliate, within the preceding five plan years made contributions.

     "Permitted Bailee" shall mean all parties that have executed a bailee letter in favor of the Collateral Agent in substantially the form of Exhibit A to the Company Security Agreement.

     "Permitted Liens" shall mean, with respect to on any property of a Consolidated Company, (a) Liens for taxes not yet subject to penalties for non-payment, and Liens for taxes the payment of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained; (b) Liens imposed by law, such as carrier's, warehousemen's, materialmen's and mechanics' liens, or Liens arising out of judgments or awards against such Person with respect to which such Person at such time shall currently be prosecuting an appeal or proceedings for review; (c) pledges or deposits made under workers' compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness of such Person) or leases, to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States Government Bonds to secure surety, appeal, performance or other similar bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent; and (d) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of, others for rights-of-way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, or Liens incidental to the conduct of the business of such Person or to the ownership of such Person's property that were not incurred in connection with Indebtedness of such Person, all of which Liens referred to in the preceding (d) do not in aggregate materially detract from the value of the properties to which they relate or materially impair their use in the operation of the business taken as a whole of such Person and only to the extent arising and continuing in the ordinary course of business.

     "Person" shall mean and shall include an individual, a corporation, a partnership, a joint venture, a trust or unincorporated organization, a joint stock organization or other similar organization, a government or any political subdivision thereof, a court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

     "Plan" shall mean any employee benefit plan, program, arrangement, practice or contract, maintained by or on behalf of the Borrower or an ERISA Affiliate, which provides benefits or compensation to or on behalf of employees or former employees, whether formal or informal, whether or not written.

     "Projections"   shall  mean  the  Oneita  Industries,   Inc.  Statement  of
Operations for the year ended September 30, 1996 dated December 18, 1995.

     "Pro Rata Share" shall mean, with respect to each of the Commitments of each Lender and each Loan to be made by and each payment (including, without limitation, any payment of principal, interest or fees) to be made to each Lender, the percentage designated as such Lender's Pro Rata Share of such Commitments, such Loans or such payments, as applicable, set forth under the name of such Lender on the respective signature page for such Lender, in each case as such Pro Rata Share may change from time to time as a result of assignments or amendments made pursuant to this Agreement.

     "Prudential" shall mean The Prudential Insurance Company of America, a New Jersey corporation.

     "Prudential Agreement" shall mean that certain Note Agreement, dated as of December 20, 1988, between the Borrower and Prudential, as heretofore amended or modified, including, without limitation, as amended pursuant to that certain Amendment No. 6, dated as of the date hereof, between the Borrower and Prudential.

     "Prudential Note" shall mean, collectively, all "Notes" (as defined in the Prudential Agreement) issued by the Borrower pursuant to the Prudential
Agreement, and each promissory note delivered in substitution or exchange therefor.

     "RCRA" shall mean the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901 et seq., as amended from time to time.

     "Receivable" shall mean any "account", as such term is defined in the UCC as in effect on the Closing Date in the State of Georgia.

     "Refinanced Indebtedness" shall mean the outstanding balance under the (i) the $12,500,000 revolving credit facility and the $10,000,000 guidance line of credit made by SunTrust to the Borrowers (ii) $10,000,000 guidance line of credit made by First Union to the Borrower and, (iii) the $12,500,000 revolving credit facility and the $5,000,000 guidance line of credit made by NatWest to the Borrower.

     "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

     "Required Lenders" shall mean, at any time, Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the then aggregate amount of the Commitments and aggregate outstanding Loans.

     "Requirement of Law" for any Person shall mean the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any Applicable Law with respect to such Person or any of its property or to which such Person or any of its property is subject.

     "Reserve Percentage" shall mean, for any day, the stated maximum rate (expressed as a decimal) of all reserves required to be maintained with respect to liabilities or assets consisting of or including "Eurocurrency liabilities," as prescribed by Regulation D of the Board of Governors of the Federal Reserve System (or by any other Governmental Agency having jurisdiction with respect thereto), including, without limitation, any basic, marginal, emergency, supplemental, special, transitional or other reserves, the rate so determined to be rounded upward to the nearest whole multiple of 1/100 of 1%.

     "Rights Offering" shall mean the offering of rights to purchase shares of common stock of the Borrower contemplated by the Borrower to be made by June 1, 1996 and as otherwise described to the Lenders prior to the date hereof.

     "Security Agreements" shall mean, collectively, the Borrower Security Agreement and the Guarantor Security Agreement.

     "Shareholders' Equity" shall mean, with respect to any Person as at any date of determination, shareholders' equity of such Person, determined on a consolidated basis in conformity with GAAP.

     "Significant Subsidiary" shall mean each Subsidiary of Borrower, now existing or hereinafter established or acquired, that (i) is either a "significant" subsidiary under Rule 210.1-02(w) of the Security and Exchange Commission's Regulation S-X or (ii) at any time prior to the Termination Date, has or acquires total assets (A) that are ten percent (10%) or more of the total assets of the Consolidated Companies determined on a consolidated basis in accordance with GAAP at such time or (B) that accounted for or produced ten percent (10%) or more of the Consolidated EBITR of the Consolidated Companies during any fiscal year of Borrower.

     "Standby Agreement" shall mean a Standby Agreement, to be executed after the date hereof by the Borrower and agreed to by Gintel and Avondale, substantially in form of Exhibit I hereto.

     "Subordinated Debt" shall mean Indebtedness of Borrower and its Subsidiaries that is subordinated to all obligations of Borrower and its Subsidiaries or any other Credit Party arising under this Agreement, the Notes and the Credit Documents upon terms and conditions, and in form and substance, satisfactory to the Lenders, including without limitation, with respect to interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, and subordination provisions, as evidenced by the Lenders' written consent thereto given prior to the creation of such Indebtedness; the Lenders hereby consent to the Avondale Debt and the Gintel Debt in the form set forth in the Avondale Note and the Gintel Notes as in effect on the Closing Date.

     "Subordinated Debt Documents" shall mean all notes, agreements and other documents evidencing or governing the terms of the Subordinated Debt, together with all certificates and opinions delivered in connection therewith, including, without limitation, the Avondale Note, the Gintel Notes, the Convertible Notes and all other documents hereafter executed pursuant to which any of the foregoing may be guaranteed or secured and the Subordination Agreement.

     "Subordination Agreement" shall mean that certain Subordination Agreement, dated as of the date hereof, among the Lenders, Prudential, SunTrust Bank, Atlanta as Senior Agent, Avondale and Gintel, and acknowledged and agreed to by the Borrower and the Guarantors, as hereafter amended, restated, supplemented or otherwise modified from time to time.

     "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, joint venture or other entity, whether now existing or hereafter organized or acquired, of which a majority of the total combined voting power of all classes of securities or other ownership interests having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are, at the time at which any determination is made, owned by such Person, either directly or indirectly through one or more other Subsidiaries.

     "Tangible Net Worth" shall mean as of the date of any determination, the sum of the Consolidated Companies' capital surplus, earned surplus and capital stock, minus deferred charges, intangibles and treasury stock, in each case determined on a consolidated basis in accordance with GAAP.

     "Taxes" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation, income, receipts, excise, property, sales, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States, or any state, local or foreign government or by any department, agency or other political subdivision or taxing authority thereof or therein and all interest, penalties, additions to tax and similar liabilities with respect thereto.

     "Telerate" shall mean, when used in connection with any designated page and "LIBOR," the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to "LIBOR").

         "Termination Date" shall mean January 26, 1999.

     "Termination  Event"  shall  mean (a) a  "Reportable  Event"  described  in
Section 4043 of ERISA and the regulations issued thereunder for which the 30-day notice requirement is not waived by the regulations; or (b) the withdrawal of any Consolidated Company or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or (c) the termination of a Pension Plan subject to Title IV of ERISA, the filing of a notice of intent to terminate a Pension Plan subject to Title IV of ERISA, or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (d) the institution of proceedings to terminate a Pension Plan by the PBGC; or (e) any other event or condition which would constitute grounds under
Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer any Pension Plan subject to such Section 4042(a); or (f) the partial or complete withdrawal of any Consolidated Company or any ERISA Affiliate from a Multiemployer Plan; or (g) the imposition of a Lien pursuant to
Section 412 of the IRC or Section 302 of ERISA; or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under
Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

     "Total Capitalization" shall mean, as of any date of determination, the sum of (A) Funded Debt of the Consolidated Companies and (b) Tangible Net Worth of the Consolidated Companies.

     "Total Commitment" shall mean the sum of the Lenders' Commitments, as such Total Commitment may be reduced from time to time as provided herein.

     "Type" of Borrowing shall mean a Borrowing consisting of Base Rate Advances or Eurodollar Advances.

     "Wholly Owned Subsidiary" shall mean any Subsidiary, all the stock or ownership interest of every class of which, except directors' qualifying shares, shall, at the time as of which any determination is being made, be owned by Borrower either directly or indirectly.

     "Working Capital" shall mean, as of the date of any determination, the amount by which Current Assets (after excluding cash and cash equivalents) exceeds Current Liabilities.

     Section 1.02. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with, GAAP.

     Section 1.03. Other Definitional Terms. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule, Exhibit and like references are to this Agreement unless otherwise specified.

     Section 1.04. Exhibits and Schedules. All Exhibits and Schedules attached hereto are by reference made a part hereof.


                                   ARTICLE II

                          REVOLVING CREDIT COMMITMENTS

         Section 2.01.  Commitment; Use of Proceeds.

     (a) Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make to Borrower from time to time on and after the Closing Date, but prior to the Termination Date, Loans in an aggregate amount outstanding at any time not to exceed such Lender's Commitment. Borrower shall be entitled to repay and reborrow Loans in accordance with the provisions hereof.

     (b) Each Loan shall, at the option of Borrower, be made or continued as, or converted into, part of one or more Borrowings that shall consist entirely of Base Rate Advances or Eurodollar Advances; provided, however, that the aggregate amount of Eurodollar Advances that may be outstanding at any time shall be limited to an amount equal to the sum of the amounts specified in clause (i) and
(ii) of the definition of Borrowing Base, and any Advances in excess of such amount shall be Base Rate Advances. The aggregate principal amount of each Borrowing of Loans shall be not less than $5,000,000 or a greater integral multiple of $500,000, provided that each Borrowing of Loans comprised of Base Rate Advances shall be not less than $1,000,000 or a greater integral multiple of $100,000. At no time shall the number of Borrowings outstanding under this
Article II exceed eight; provided that, for the purpose of determining the number of Borrowings outstanding and the minimum amount for Borrowings resulting from conversions or continuations, all Borrowings of Base Rate Advances under this Facility shall be considered as one Borrowing. The parties hereto agree that (i) the aggregate principal balance of the Loans of the Lenders as a group shall not exceed the Total Commitment, (ii) the aggregate principal balance of the Loans of the Lenders as a group and the principal amount outstanding with respect to the Prudential Note shall not exceed the Borrowing Base and (iii) no Lender shall be obligated to make Loans in excess of the lesser of (A) the Commitment of such Lender and (B) an amount equal to the Borrowing Base, multiplied by the principal amount such Lender's Commitment, divided by (the aggregate principal amount of the Commitments of all Lenders plus the principal amount of the Prudential Note).

     (c) The proceeds of Loans shall be used solely for the following purposes:

                  (i)   To repay Refinanced Indebtedness of the
    Consolidated Companies on the Closing Date, and to repurchase the Factored Receivables; and

                 (ii) To fund working capital needs and Capital Expenditures and to be used for other general corporate purposes.

         Section 2.02.  Notes; Repayment of Principal.

     (a) Borrower's obligations to pay the principal of, and interest on, the Loans to each Lender shall be evidenced by the records of the Administrative Agent and such Lender and by the Note payable to such Lender (or the assignor of such Lender) completed in conformity with this Agreement.

     (b) All outstanding principal amounts under the Loans shall be due and payable in full on the Termination Date.

     Section 2.03. Voluntary Reduction of Commitments. Upon at least three (3) Business Days' prior telephonic notice (promptly confirmed in writing) to the Administrative Agent, Borrower shall have the right, without premium or penalty, to terminate the Commitments, in part or in whole, provided that (i) any such termination shall apply to proportionately and permanently reduce the
Commitments of each of the Lenders, (ii) any partial termination pursuant to this Section 2.03 shall be in an amount of at least $1,000,000 and integral multiples of $1,000,000, and (iii) no such reduction shall be permitted without payment of all costs required to be paid hereunder with respect to a prepayment. If the aggregate outstanding amount of the Loans exceeds the amount of the Commitments as so reduced, Borrower shall immediately repay the Loans by an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 3.12 hereof.


                                   ARTICLE III

                               GENERAL LOAN TERMS

         Section 3.01.  Funding Notices.

     (a) Whenever Borrower desires to make a Borrowing with respect to the Commitments (other than one resulting from a conversion or continuation pursuant to Section 3.01(b)), it shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of such Borrowing (a "Notice of Borrowing"), such Notice of Borrowing to be given prior to 11:00 A.M.

(local time for the Administrative Agent) at its Payment Office (x) one Business Day prior to the requested date of such Borrowing in the case of Base Rate Advances, and (y) two Business Days prior to the requested date of such Borrowing in the case of Eurodollar Advances. Notices received after 11:00 A.M. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify the aggregate principal amount of the Borrowing, the date of Borrowing (which shall be a Business Day), and whether the Borrowing is to consist of Base Rate Advances or Eurodollar Advances and (in the case of Eurodollar Advances) the Interest Period to be applicable thereto.

     (b) Whenever Borrower desires to convert all or a portion of an outstanding Borrowing under the Commitments, which Borrowing consists of Base Rate Advances or Eurodollar Advances, into one or more Borrowings consisting of Advances of another Type, or to continue outstanding a Borrowing consisting of Eurodollar Advances for a new Interest Period, it shall give the Administrative Agent (x) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of each such Borrowing to be converted into Base Rate Advances and (y) at least two Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of each such Borrowing to be converted into or continued as Eurodollar Advances. Such notice (a "Notice of Conversion/Continuation") shall be given prior to 11:00 A.M. (local time for the Administrative Agent) on the date specified at the Payment Office of the Administrative Agent. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify the aggregate principal amount of the Advances to be converted or continued, the date of such conversion or continuation and (in the case of Eurodollar Advances) the Interest Period applicable thereto. If, upon the expiration of any Interest Period in respect of any Borrowing of Eurodollar Advances, Borrower shall have failed to deliver the Notice of Conversion/Continuation, Borrower shall be deemed to have elected to convert such Borrowing to a Borrowing consisting of Base Rate Advances. So long as any Default or Event of Default shall have occurred and be continuing, no Borrowing may be converted into or continued as (upon expiration of the current Interest Period) Eurodollar Advances unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Borrowing of Eurodollar Advances shall be permitted except on the last day of the Interest Period in respect thereof.

     (c) Without in any way limiting Borrower's obligation to confirm in writing any telephonic notice, the Administrative Agent and the Lenders may act without liability upon the basis of telephonic notice believed by the Administrative Agent or the Lender in good faith to be from Borrower prior to receipt of written confirmation. In each such case, Borrower hereby waives the right to dispute the Administrative Agent's and the Lender's record of the terms of such telephonic notice.

     (d) The Administrative Agent shall promptly give each Lender notice by telephone (confirmed in writing) or by telex, telecopy or facsimile transmission of the matters covered by the notices given to the Administrative Agent pursuant to this Section 3.01 with respect to the Commitments.

         Section 3.02.  Disbursement of Funds.

     (a) No later than 11:00 A.M. (local time for the Administrative Agent) on the date of each Borrowing pursuant to the Commitments (other than one resulting from a conversion or continuation pursuant to Section 4.01(b)), each Lender will make available its Pro Rata Share of the amount of such Borrowing in immediately available funds at the Payment Office of the Administrative Agent. The
Administrative Agent will make available to Borrower the aggregate of the amounts (if any) so made available by the Lenders to the Administrative Agent in a timely manner by crediting such amounts to Borrower's demand deposit account maintained with the Administrative Agent. In the event that the Lenders do not make such amounts available to the Administrative Agent by the time prescribed above, but such amount is received later that day, such amount may be credited to Borrower in the manner described in the preceding sentence on the next Business Day (with interest on such amount to begin accruing hereunder on such next Business Day).

     (b) Unless the Administrative Agent shall have been notified by any Lender prior to the date of a Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender's portion of the Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date and the Administrative Agent may make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify Borrower, and Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for the Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Commitments hereunder or to prejudice any rights which Borrower may have against any Lender as a result of any default by such Lender hereunder.

     (c) All Borrowings under the Commitments shall be loaned by the Lenders on the basis of their Pro Rata Share of the Commitments. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fund its Commitment hereunder.

         Section 3.03.  Interest.

     (a) Borrower agrees to pay interest in respect of all unpaid principal amounts of the Loans from the respective dates such principal amounts were advanced to maturity (whether by acceleration, notice of prepayment or otherwise) at rates per annum (on the basis of a 360-day year) equal to the applicable rates indicated below:

                  (i) For Base Rate Advances--The Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances; and

                 (ii) For Eurodollar Advances--The relevant Adjusted LIBO Rate plus the Applicable Margin for Eurodollar
    Advances;

provided, however, that to the extent that the aggregate principal amount of all Eurodollar Loans outstanding at any one time exceeds the sum of the amounts specified in clause (i) and (ii) of the definition of Borrowing Base, such excess shall be deemed to be a Base Rate Loan.

     (b) Overdue principal and, to the extent not prohibited by applicable law, overdue interest, in respect of the Loans and all other overdue amounts owing hereunder, shall bear interest from each date that such amounts are overdue at the higher of (i) the highest rate then in effect for any Eurodollar Advances plus an additional two percent (2.0%) per annum or (ii) the rate in effect for Base Rate Advances plus an additional two percent (2.0%) per annum; provided that no Loan shall bear interest after maturity (whether by non-payment at scheduled due date, acceleration, notice of prepayment or otherwise) at a rate per annum less than two percent (2.0%) per annum in excess of the rate of interest applicable thereto at maturity.

     (c) Interest on each Loan shall accrue from and including the date of such Loan to but excluding the date of any repayment thereof; provided that, if a Loan is repaid on the same day made, one day's interest shall be paid on such Loan. Interest on all outstanding Base Rate Advances shall be payable monthly in arrears on the last calendar day of each calendar month of Borrower in each year. Interest on all outstanding Eurodollar Advances shall be payable on the last day of each Interest Period applicable thereto. Interest on all Loans shall be payable on any conversion of any Advances comprising such Loans into Advances of another Type, prepayment (on the amount prepaid), at maturity (whether by acceleration, notice of prepayment or otherwise) and, after maturity, on demand.

     (d) The Administrative Agent, upon determining the Adjusted LIBO Rate for any Interest Period, shall promptly notify by telephone (confirmed in writing) or in writing Borrower and the other Lenders. Any such determination shall, absent manifest error, be final, conclusive and binding for all purposes.

     Section 3.04. Interest Periods. In connection with the making or continuation of, or conversion into, each Borrowing of Eurodollar Advances, Borrower shall select an interest period (each an "Interest Period") to be applicable to such Eurodollar Advances, which Interest Period shall be either a 1, 2 or 3 month period; provided that:

                  (a) The initial Interest Period for any Borrowing of Eurodollar Advances shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing consisting of Base Rate Advances) and each Interest Period occurring thereafter in respect of such

    Borrowing shall commence on the day on which the next preceding Interest Period expires;

                  (b) If any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of Eurodollar Advances would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                  (c) Any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall, subject to part (iv) below, expire on the last Business Day of such calendar month;

                  (d) No Interest Period shall extend beyond any date upon which any principal payment is due with respect to the Term Loans.

        Section 3.05.  Fees.

     (a) The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its respective Pro Rata Share, a closing fee in an amount equal to one percent (1%) of the Total Commitment, which fee shall be due and payable on the Closing Date, fully earned when paid and nonrefundable.

     (b) Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its respective Pro Rata share, a commitment fee for the period commencing on the Closing Date to and including the Termination Date, computed at a rate equal to three-eighths of one percent (0.375%) per annum (calculated on the basis of a 360-day year, payable for the actual number of days elapsed) on the average daily unused portion of the Total Commitment, such fee being due and payable quarterly in arrears on the last calendar day of each calendar quarter and on the Termination Date, provided, however, that such commitment fee shall be reduced to a rate equal to one-quarter of one percent (0.25%) for any calendar quarter ending on or after June 30, 1996 during which the Applicable Margin for Eurodollar Advances was less than or equal to 1.75.

     (c) Borrower shall pay to the Administrative Agent an administrative fee at closing and thereafter annually in advance in the respective amount and on the dates previously agreed in writing by Borrower with the Administrative Agent.

     (d) Borrower shall pay to the Agent an agent fee at closing in the respective amount previously agreed in writing by Borrower with the Agent.

        Section 3.06.  Prepayments of Borrowings.

     (a) Borrower may, at its option, prepay Borrowings consisting of Base Rate Advances at any time in whole, or from time to time in part, in amounts aggregating $250,000 or any greater integral multiple of $100,000, by paying the principal amount to be prepaid together with interest accrued and unpaid thereon to the date of prepayment. Those Borrowings consisting of Eurodollar Advances may be prepaid, at Borrower's option, in whole, or from time to time in part, in the respective minimum amounts and multiples set forth in Section 2.01(b), by paying the principal amount to be prepaid, together with interest accrued and unpaid thereon to the date of prepayment, and all compensation payments required pursuant to Section 3.12 if such prepayment is made on a date other than the last day of an Interest Period applicable thereto. Each such optional prepayment shall be applied in accordance with Section 3.06(e) below.

     (b) Borrower shall immediately make a mandatory prepayment of the Loans if at any time the aggregate principal amount of the Loans outstanding exceeds the Borrowing Base, which prepayment shall be in a principal amount equal to such excess together with accrued and unpaid interest thereon, plus all compensation payments required pursuant to Section 3.12 if such prepayment is applied to Eurodollar Loans and is made on a date other than the last day of an Interest Period applicable thereto. Each such mandatory prepayment shall be applied in accordance with Section 3.06(e) below.

     (c) Borrower shall make a mandatory prepayment of Loans within fifteen (15) days after the earlier of (i) the date the Borrower delivers its financial statements to the Lenders in accordance with Section 6.07(a) and Section 6.07(b) hereof or (ii) the date such financial statements are required to have been delivered in accordance with Section 6.07(a) or Section 6.07(b) hereof, in an amount equal to the Excess Cash Flow for the fiscal quarter to which such financial statements relate (and the last fiscal quarter covered by the financial statements delivered pursuant to Section 6.07(a) hereof), less net reductions in the Obligations for the fiscal quarter for which such financial statements relate, plus all compensation payments required pursuant to Section
3.12 if such prepayment is applied to Eurodollar Loans and is made on a date other than the last day of an Interest Period applicable thereto. Each such mandatory prepayment shall be applied in accordance with Section 3.06(e) below.

     (d) Borrower shall give written notice (or telephonic notice confirmed in writing) to the Administrative Agent of any intended voluntary or mandatory prepayment of the Loans (i) not less than one Business Day prior to any prepayment of Base Rate Advances and (ii) not less than two Business Days prior to any prepayment of Eurodollar Advances. Such notice, once given, shall be irrevocable; provided, however, that same day notice shall be permitted for mandatory prepayments required under Section 3.06(b) hereof. Upon receipt of such notice of prepayment pursuant to the first sentence of this paragraph (d), the Administrative Agent shall promptly notify each Lender of the contents of such notice and of such Lender's share of such prepayment.

     (e) All amounts voluntarily or mandatorily prepaid pursuant to this Section
3.06 shall be applied first to Borrowings consisting of Eurodollar Loans, in inverse order based upon the length of the remaining Interest Periods, and thereafter to Borrowings of Base Rate Loans. All prepayments shall be applied to the payment of any unpaid interest before application to principal.

        Section 3.07.  Payments, etc.

     (a) Except as otherwise specifically provided herein, all payments under this Agreement and the other Credit Documents, other than the payments specified in clause (ii) below, shall be made without defense, set-off or counterclaim to the Administrative Agent, not later than 11:00 A.M. (local time for the Administrative Agent) on the date when due and shall be made in Dollars in immediately available funds at the respective Payment Office.

     (b) (i) All such payments shall be made free and clear of and without deduction or withholding for any Taxes in respect of this Agreement, the Notes or other Credit Documents, or any payments of principal, interest, fees or other amounts payable hereunder or thereunder (but excluding any Taxes imposed on the overall net income of the Lenders pursuant to the laws of the jurisdiction in which the principal executive office or appropriate Lending Office of such Lender is located). If any Taxes are so levied or imposed, Borrower agrees (A) to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every net payment of all amounts due hereunder and under the Notes and other Credit Documents, after withholding or deduction for or on account of any such Taxes (including additional sums payable under this Section 3.07), will not be less than the full amount provided for herein had no such deduction or withholding been required, (B) to make such withholding or deduction and (C) to pay the full amount deducted to the relevant authority in accordance with applicable law. Borrower will furnish to the Agent and each Lender, within thirty (30) days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower will indemnify and hold harmless the Agent, the Administrative Agent and each Lender and reimburse the Agent, the Administrative Agent and each Lender upon written request for the amount of any Taxes so levied or imposed and paid by the Agent, the Administrative Agent or any Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or illegally asserted. A certificate as to the amount of such payment by the Agent, the Administrative Agent or such Lender, absent manifest error, shall be final, conclusive and binding for all purposes.

     (ii) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) agrees to furnish to Borrower and the Administrative Agent, prior to the time it becomes a Lender hereunder, two copies of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 or any successor forms thereto (wherein such Lender claims entitlement to complete exemption from or reduced rate of U.S. Federal withholding tax on interest paid by Borrower hereunder) and to provide to Borrower and the Administrative Agent a new Form 4224 or Form 1001 or any successor forms thereto if any previously delivered form is found to be incomplete or incorrect in any material respect or upon the obsolescence of any previously delivered form; provided, however, that no Lender shall be required to furnish a form under this paragraph (ii) if it is not entitled to claim an exemption from or a reduced rate of withholding under applicable law. A Lender that is not entitled to claim an exemption from or a reduced rate of withholding under applicable law, promptly upon written request of Borrower, shall so inform Borrower in writing.

     (c) Subject to Section 3.04(b), whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the applicable rate during such extension.

     (d) All computations of interest and fees shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Interest on Base Rate Advances shall be calculated based on the Base Rate from and including the date of such Loan to but excluding the date of the repayment or conversion thereof. Interest on Eurodollar Advances shall be calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

     (e) Payment by Borrower to the Administrative Agent in accordance with the terms of this Agreement shall, as to Borrower, constitute payment to the Lenders under this Agreement.

     Section 3.08. Interest Rate Not Ascertainable, etc. In the event that the Administrative Agent, in the case of the Adjusted LIBO Rate, shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBO Rate for any Interest Period, by reason of any changes arising after the date of this Agreement affecting the London interbank market or the Administrative Agent's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBO Rate, then, and in any such event, the Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower and to the Lenders of such determination and a summary of the basis for such determination. Until the Administrative Agent notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Lenders to make or permit portions of the Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar Advances shall be suspended, and such affected Advances shall bear the same interest as Base Rate Advances.

        Section 3.09.  Illegality.

     (a) In the event that any Lender shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any Eurodollar Advance has become unlawful by compliance by such Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone confirmed in writing) to Borrower and to the Administrative Agent of such determination and a summary of the basis for such determination (which notice the Administrative Agent shall promptly transmit to the other Lenders).

     (b) Upon the giving of the notice to Borrower referred to in subsection (a) above, Borrower's right to request and such Lender's obligation to make Eurodollar Advances shall be immediately suspended, and such Lender shall make an Advance as part of the requested Borrowing of Eurodollar Advances as a Base Rate Advance, which Base Rate Advance shall, for all other purposes, be considered part of such Borrowing.

        Section 3.10.  Increased Costs.

     (a) If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other Governmental Agency exercising control over banks or financial institutions generally (whether or not having the force of law):

        (i) any Lender (or its applicable Lending Office) shall be subject to any tax, duty or other charge with respect to its Eurodollar Advances or its obligation to make Eurodollar Advances, or the basis of taxation of payments to any Lender of the principal of or interest on its Eurodollar Advances or its obligation to make Eurodollar Advances shall have changed (except for changes in the tax on the overall net income of such Lender or its applicable Lending Office imposed by the jurisdiction in which such Lender's principal executive office or applicable Lending Office is located); or

        (ii) any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender's applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its Eurodollar Advances or its obligation to make Eurodollar Advances shall be imposed on any Lender or its applicable Lending Office or the London interbank market or the United States secondary certificate of deposit market;

and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Advances (except to the extent already included in the determination of the applicable Adjusted LIBO Rate for Eurodollar Advances), or there shall be a reduction in the amount received or receivable by such Lender or its applicable Lending Office, then Borrower shall from time to time (subject, in the case of certain Taxes, to the applicable provisions of Section 3.07(b)), upon written notice from and demand by such Lender on Borrower (with a copy of such notice and demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender within five Business Days after the date of such notice and demand, additional amounts sufficient to indemnify such Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and the Administrative Agent by such Lender in good faith and accompanied by a statement prepared by such Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

     (b) If any Lender shall advise the Administrative Agent that at any time, because of the circumstances described in clauses (x) or (y) in Section 3.10(a) or any other circumstances beyond such Lender's reasonable control arising after the date of this Agreement affecting such Lender or the London interbank market or such Lender's position in such market, the Adjusted LIBO Rate, as determined by the Administrative Agent, will not adequately and fairly reflect the cost to such Lender of funding its Eurodollar Advances, then, and in any such event:

                  (i) the Administrative Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower and to the other Lenders of such advice;

                 (ii) Borrower's right to request and such Lender's obligation to make or permit portions of the Loans to remain outstanding past the last day of the then current Interest Periods as Eurodollar Advances shall be immediately suspended;

                (iii) such Lender shall thereafter make all Advances as part of requested Borrowings of Eurodollar Advances as Base Rate Advances, which such Base Rate Advance shall, for all other purposes, be considered part of such Borrowing; and

                 (iv) Borrower may convert all Eurodollar Advances from such Lender to Base Rate Advances without payment of amounts required under
    Section 3.12 hereof.

         Section 3.11.  Lending Offices.

     (a) Each Lender agrees that, if requested by Borrower, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate an alternate Lending Office with respect to any of its Eurodollar Advances affected by the matters or circumstances described in Sections 3.07(b), 3.08, 3.09 or 3.10 to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender, which determination if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this Section
3.11 shall affect or postpone any of the obligations of Borrower or any right of any Lender provided hereunder.

     (b) If any Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof (including the District of Columbia) issues a public announcement with respect to the closing of its lending offices in the United States such that any withholdings or deductions and additional payments with respect to Taxes may be required to be made by Borrower thereafter pursuant to Section 3.07(b), such Lender shall use reasonable efforts to furnish Borrower notice thereof as soon as practicable thereafter; provided, however, that no delay or failure to furnish such notice shall in any event release or discharge Borrower from its obligations to such Lender pursuant to Section 3.07(b) or otherwise result in any liability of such Lender.

     Section 3.12. Funding Losses. Except as set forth in clause (iv) of Section 3.10(b) hereof, Borrower shall compensate each Lender, upon its written request to Borrower (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Advances, in either case to the extent not recovered by such Lender in connection with the re-employment of such funds and including loss of anticipated profits), which the Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of, or conversion to or continuation of, Eurodollar Advances to Borrower does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (ii) if any repayment (including mandatory prepayments and any conversions pursuant to Section 3.09(b)) of any Eurodollar Advances to Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, or (iii), if, for any reason, Borrower defaults in its obligation to repay its Eurodollar Advances when required by the terms of this Agreement.

     Section 3.13. Assumptions Concerning Funding of Eurodollar Advances. Calculation of all amounts payable to a Lender under this Article III shall be made as though that Lender had actually funded its relevant Eurodollar Advances through the purchase of deposits in the relevant market bearing interest at the rate applicable to such Eurodollar Advances in an amount equal to the amount of the Eurodollar Advances and having a maturity comparable to the relevant Interest Period and, in the case of Eurodollar Advances, through the transfer of such Eurodollar Advances from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided however, that each Lender may fund each of its Eurodollar Advances in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article III.

     Section 3.14. Apportionment of Payments. Aggregate principal and interest payments in respect of Loans and payments in respect of facility fees and commitment fees shall be apportioned among all outstanding Commitments and Loans to which such payments relate, proportionately to the Lenders' respective pro rata portions of such Commitments and outstanding Loans. The Administrative Agent shall promptly distribute to each Lender at its payment office set forth beside its name on the appropriate signature page hereof or such other address as any Lender may request its share of all such payments received by the Administrative Agent.

     Section 3.15. Sharing of Payments, Etc. If any Lender shall obtain any payment or reduction (including, without limitation, any amounts received as adequate protection of a deposit treated as cash collateral under the Bankruptcy

Code) of the Obligations (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its pro rata portion of payments or reductions on account of such obligations obtained by all the Lenders, such Lender shall forthwith (i) notify each of the other Lenders and the Administrative Agent of such receipt, and (ii) purchase from the other Lenders such participations in the affected obligations as shall be necessary to cause such purchasing Lender to share the excess payment or reduction, net of costs incurred in connection therewith, ratably with each of them, provided that if all or any portion of such excess payment or reduction is thereafter recovered from such purchasing Lender or additional costs are incurred, the purchase shall be rescinded and the purchase price restored to the extent of such recovery or such additional costs, but without interest unless the Lender obligated to return such funds is required to pay interest on such funds. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

     Section 3.16. Capital Adequacy. Without limiting any other provision of this Agreement, in the event that any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the Closing Date, or any change therein or in the interpretation or application thereof after the Closing Date, or compliance by such Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Closing Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or Governmental Agency having jurisdiction, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then within ten (10) Business Days after written notice and demand by such Lender (with copies thereof to the Administrative Agent), Borrower shall from time to time pay to such Lender additional amounts sufficient to compensate such

Lender for such reduction (but, in the case of outstanding Base Rate Advances, without duplication of any amounts already recovered by such Lender by reason of an adjustment in the applicable Base Rate). Each certificate as to the amount payable under this Section 3.16 (which certificate shall set forth the basis for requesting such amounts in reasonable detail), submitted to Borrower by any Lender in good faith, shall, absent manifest error, be final, conclusive and binding for all purposes.

     Section 3.17. Benefits to Guarantors. In consideration for the execution and delivery by the Guarantors of their Guaranty Agreement, Borrower agrees to make the benefit of extensions of credit hereunder available to the Guarantors.


                                   ARTICLE IV.

                            CONDITIONS TO BORROWINGS

     The obligations of each Lender to make Advances to Borrower hereunder is subject to the satisfaction of the following conditions:

     Section 4.01. Conditions Precedent to Initial Loans. At the time of the making of the initial Loans hereunder on the Closing Date, (A) all obligations of Borrower hereunder incurred prior to the initial Loans (including, without limitation, Borrower's obligations to reimburse the reasonable fees and expenses of counsel to the Agent and any fees and expenses payable to the Agent and the Lenders as previously agreed with Borrower) shall have been paid in full, (B) the Avondale Debt and the Gintel Debt shall have been issued subject to terms and conditions satisfactory to the Lenders, the Borrower shall have received the proceeds therefrom and the Avondale Note, the Gintel Notes, the Gintel Warrant and the Avondale/Gintel Documents shall be in form and substance satisfactory to the Lenders and (C) the Agent shall have received the following, in form and substance reasonably satisfactory in all respects to the Lenders:

         (a)  the duly executed counterparts of this Agreement;

         (b) the duly completed and executed Notes evidencing the Commitments;

         (c)  the duly executed Guaranty Agreement;

         (d) the duly executed Security Agreements, together with (i) such duly executed UCC financing statements to be recorded in such jurisdictions as the Required Lenders deem necessary or desirable to perfect the security interests granted thereunder and (ii) such bailee letters filed with such parties holding inventory of the Credit Parties, as the Required Lenders deem necessary or desirable to perfect the security interest granted thereunder;

         (e) Lien search reports listing all effective financing statements which name the Borrower or any Significant Subsidiaries as debtor, together with copies of such other financing statements (none of which shall cover the Collateral purported to be covered by either of the Security Agreements, other than financing statements executed pursuant to clause (d) above);

         (f) Evidence satisfactory to the Required Lenders that all other actions necessary or desirable to perfect and protect the security interests created by the Security Agreements have been taken;

         (g) a duly executed Intercreditor Agreement, dated as of the date hereof, among the Lenders and acknowledged by the Borrower;

         (h) a duly executed Subordination Agreement, dated as of the date hereof, among the Lenders, Avondale and Gintel, and acknowledged by the Borrower;

         (i) a duly executed closing certificate of Borrower in substantially the form of Exhibit F attached hereto and appropriately completed;

         (j) certificates of the Secretary or Assistant Secretary of each of the Credit Parties attaching and certifying copies of (1) the certificate or articles of incorporation of such entity certified by the Secretary of State the state of such entity's incorporation, (2) the bylaws or comparable governing documents of such entity, (3) the resolutions of the board of directors of such entity, authorizing as applicable the execution, delivery and performance of the Credit Documents, and (4) the name, title and true signature of each officer of such entity executing the Credit Documents;

         (k) certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of incorporation or organization of such Credit Party and each other jurisdiction in which the failure of such Credit Party to be in good standing would have a Materially Adverse Effect;

         (l) copies of all documents and instruments, including all consents, authorizations and filings, required or advisable under any Requirement of Law or by any material Contractual Obligation of the Credit Parties, in connection with the execution, delivery, performance, validity and enforceability of the Credit Documents and the other documents to be executed and delivered hereunder, and such consents, authorizations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired;

         (m) acknowledgment from C.T. Corporation as to its appointment as agent for service of process for the Borrower;

         (n) certified copies of all Debt Instruments securing Indebtedness of any Consolidated Company described on Schedule 5.12;

         (o) certificates, reports and other information as the Agent may reasonably request from any Consolidated Company in order to satisfy the Lenders as to the absence of any material liabilities or obligations arising from matters relating to employees of the Consolidated Companies, including employee relations, collective bargaining agreements, Plans, and other compensation and employee benefit plans;

         (p) certificates, reports, environmental audits and investigations, and other information as the Agent may reasonably request from any Consolidated Company in order to satisfy the Lenders as to the absence of any material liabilities or obligations arising from environmental and employee health and safety exposures to which the Consolidated Companies may be subject, and the plans of the Consolidated Companies with respect thereto;

         (q) certificates, reports and other information as the Agent may reasonably request from any Consolidated Company in order to satisfy the Lenders as to the absence of any material liabilities or obligations arising from litigation (including without limitation, products liability and patent infringement claims) pending or threatened against the Consolidated Companies;

         (r) certificates of insurance issued by the Borrower's insurers, describing in reasonable detail the insurance maintained by the Borrower, together with appropriate evidence showing that the Administrative Agent, the Agent and the Lenders have been named as loss payee or additional insured, as their interest may appear, on all insurance policies insuring property of the Borrower and its Subsidiaries;

         (s) the favorable opinion of Blau, Kramer, Wactler & Lieberman, P.C., counsel to the Borrower, substantially in the form of Exhibit G-1 addressed to the Agent, the Administrative Agent and each of the Lenders;

         (t) the favorable opinion of Womble, Carlyle, Sandridge & Rice, counsel to the Guarantor in North Carolina, substantially in the form of Exhibit G-2 addressed to the Agent, the Administrative Agent and each of the Lenders;

         (u) the favorable opinions of (1) Haskell, Slaughter, Young & Johnson, local counsel to the Credit Parties in Alabama, (2) Johnson & Montgomery, local counsel to the Credit Parties in Georgia, and (3) Womble, Carlyle, Sandridge & Rice, local counsel to the Credit Parties in North Carolina and South Carolina, each substantially in the form of Exhibit G-3 addressed to the Agent, the Administrative Agent and each of the Lenders;

         (v) the audited financial statements of Borrower and its Subsidiaries, on a consolidated basis for the fiscal year ended on September 30, 1995;

         (w) certified copies of all Subordinated Debt Documents, certified as true and correct copies by the President or Chief Financial Officer of the Borrower;

         (x) certified copies of the Prudential Agreement and all amendments thereto, including the Amendment No. 6 to be executed on the date hereof, amending the Prudential Agreement to reflect changes in certain financial covenants and certified copies of all opinions and other documents delivered in connection therewith, if any, all certified as true and correct copies by the President or Chief Financial Officer of the Borrower; and

         (y) an audit of the working capital assets of the Borrower and its Subsidiaries.

In addition to the foregoing, the following conditions shall have been satisfied or shall exist, all to the satisfaction of the Agent, as of the time the initial Loans are made hereunder:

         (x) the Loans to be made on the Closing Date and the use of proceeds thereof shall not contravene, violate or conflict with, or involve the Agent or any Lender in a violation of, any law, rule, injunction, or regulation, or determination of any court of law or other Governmental Agency;

         (y) all corporate proceedings and all other legal matters in connection with the authorization, legality, validity and enforceability of the Credit Documents shall be reasonably satisfactory in form and substance to the Required Lenders; and

         (z) the status of all pending and threatened litigation (including products liability and patent claims) which might result in a Materially Adverse Effect, including a description of any damages sought and the claims constituting the basis therefor, shall have been reported in writing to the Administrative Agent, the Administrative Agent shall have reported such matters to the Lenders, and the Lenders shall be satisfied with such status.

     Section 4.02. Conditions to All Loans. At the time of the making of all Loans (before as well as after giving effect to such Loans and to the proposed use of the proceeds thereof), the following conditions shall have been satisfied or shall exist:

         (a)  there shall exist no Default or Event of Default;

         (b) all representations and warranties by Borrower contained herein shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Loans;

         (c) since the date of the most recent financial statements of the Consolidated Companies described in Section 5.03, and except as set forth on
    Schedule 5.03 hereof, there shall have been no change which has had or could reasonably be expected to have a Materially Adverse Effect.

         (d) there shall be no action or proceeding instituted or pending before any court or other Governmental Agency or, to the knowledge of Borrower, threatened (i) which reasonably could be expected to have a Materially Adverse Effect, or (ii) seeking to prohibit or restrict one or more Credit Party's ownership or operation of any portion of its business or assets, or to compel one or more Credit Party to dispose of or hold separate all or any portion of its businesses or assets, where such portion or portions of such business(es) or assets, as the case may be, constitute a material portion of the total businesses or assets of the Consolidated Companies;

         (e) the Loans to be made and the use of proceeds thereof shall not contravene, violate or conflict with, or involve the Agent or any Lender in a violation of, any law, rule, injunction, or regulation, or determination of any court of law or other Governmental Agency applicable to Borrower; and

         (f) the Agent shall have received such other documents or legal opinions as the Agent or any Lender may reasonably request, all in form and substance reasonably satisfactory to the Agent.

     Each request for a Borrowing and the acceptance by Borrower of the proceeds thereof shall constitute a representation and warranty by Borrower, as of the date of the Loans comprising such Borrowing, that the applicable conditions specified in Sections 4.01 and 4.02 have been satisfied.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         Borrower represents, warrants and covenants to Lenders that:

     Section 5.01. Organization and Qualification. (a) Each of the Borrower and its Subsidiaries is duly organized and validly existing under the laws of its state of incorporation and has the corporate power to own its assets and to transact the business in which it is presently engaged and in which it proposes to be engaged. Schedule 5.01 hereto accurately and completely lists, as to each of the Borrower and each Subsidiary: (i) the state of incorporation or organization, and the type of legal entity that each of them is, and (ii) the classes and number of authorized and outstanding shares of capital stock of each such corporation, and the owners of such outstanding shares of capital stock (other than with respect to the Borrower). Schedule 5.01 also designates the Significant Subsidiaries as of the Closing Date.

     (b) Each of the Borrower and its Subsidiaries is in good standing in its state of organization and in each state in which it is qualified to do business. There are no jurisdictions other than as set forth on Schedule 5.01 hereto in which the character of the properties owned or proposed to be owned by the Borrower or any Subsidiary or in which the transaction of the business of the Borrower or any Subsidiary as now conducted or as proposed to be conducted requires or will require the Borrower or any Subsidiary to qualify to do business and as to which failure so to qualify could have a Materially Adverse Effect.

     Section 5.02. Corporate Authority. The Borrower and each Guarantor has the power to execute, deliver and perform the Credit Documents, the Borrower has the power to borrow hereunder and the Guarantor has the power to guarantee the obligations of the Borrower. The execution and delivery by Borrower and the Guarantors of and the performance by Borrower and Guarantors of their obligations under the Credit Documents have been duly authorized by all requisite corporate action and all requisite shareholder action, if any, on the part of Borrower and the Guarantors and do not and will not (i) violate any provision of Applicable Law to the Borrower and its Subsidiaries, (ii) conflict with or result in a breach of any order, writ, injunction, ordinance, resolution, decree, or other similar document or instrument of any court or Governmental Agency applicable to the Borrower and its Subsidiaries, (iii) conflict with any certificate or articles of incorporation or bylaws of the Borrower or any of its Subsidiaries, (iv) create (with or without the giving of notice or lapse of time, or both) a default under or breach of, or give rights of termination under, any Debt Instrument of the Borrower or any of its Subsidiaries, or (v) result in the imposition of any Lien of any nature whatsoever upon any of the properties or assets owned by or used in connection with the business of the Borrower or its Subsidiaries, other than pursuant to the Security Agreements.

     Section 5.03. Financial Statements. (a) Each of the Financial Statements is correct and complete and presents fairly the consolidated financial position, the consolidated results of operations, and changes in financial position of the Borrower and its Subsidiaries, as at and for its date, and has been prepared in accordance with GAAP. Neither the Borrower nor any Subsidiary has any material obligation, liability or commitment, direct or contingent (including, without limitation, any Environmental Liability), that is required to be but is not reflected in the Financial Statements. The Borrower's fiscal year is the fifty-two/fifty-three week period ending on the closest Saturday to September 30th in each year.

     (b) The Projections have been prepared on the basis of the assumptions accompanying them and reflect as of the date thereof the Borrower's good faith projections, after reasonable analysis, of the matters set forth therein, based on such assumptions.

     (c) Since the date of the latest balance sheet included in the Financial Statements (the "Latest Balance Sheet") and except as is set forth on Schedule 5.03, (i) there has been no change in the condition (financial or otherwise) of the business and operations of the Borrower, which either singly or in the aggregate, is (or is likely to be) materially adverse to the Borrower; (ii) no sale of goods or services or other transactions of the Borrower other than those occurring in the ordinary and regular course of business; (iii) no material change in the manner of conducting the business of the Borrower; (iv) no material adverse change in the working capital position of the Borrower; and (v) no financial or other commitments or obligations incurred by the Borrower except such as may be incidental to carrying on the ordinary and regular course of business.

     Section 5.04. Tax Returns. Each of Borrower and its Subsidiaries has filed all federal, state and local tax returns required to be filed by it, and has not failed to pay any taxes, or interest and penalties relating thereto, on or before the due dates thereof. Except to the extent that reserves therefor are reflected in the Financial Statements: (i) there are no material federal, state or local tax liabilities of the Borrower or any Subsidiary due or to become due for any tax year ended on or prior to the date of the Latest Balance Sheet relating to such entity, whether incurred in respect of or measured by the income of such entity, that are not properly reflected in the Latest Balance Sheet relating to such entity, and (ii) there are no material claims pending or, to the knowledge of the Borrower, proposed or threatened against the Borrower or any of its Subsidiaries for past federal, state or local taxes, except those, if any, as to which proper reserves are reflected in the Financial Statements.

     Section  5.05.  Judgments,  Actions,  Proceedings.  Except as  disclosed on
Schedule 5.05 hereto, there are no outstanding judgments, actions or proceedings, including, without limitation, any Environmental Proceeding, pending before any court or Governmental Agency, with respect to or, to the best of the Borrower's knowledge, threatened against or affecting the Borrower or any Subsidiary involving, in the case of any court proceeding, a claim in excess of $100,000, nor, to the best of the Borrower's knowledge, is there any reasonable basis for the institution of any such action or proceeding that is probable of assertion, nor are there any such actions or proceedings in which the Borrower or any Subsidiary is a plaintiff or complainant.

     Section 5.06. Title to Properties. Each of Borrower and its Subsidiaries has (i) good and marketable fee simple title to its respective real properties (other than real properties which it leases from others), including such real properties reflected in the consolidated balance sheet of Borrower and its Subsidiaries as of September 30, 1995 hereinabove described (other than real properties disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 7.02 and (ii) good title to all of its other respective properties and assets (other than properties and assets which it leases from others), including the other properties and assets reflected in the consolidated balance sheet of Borrower and its Subsidiaries at September 30, 1995 hereinabove described (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 7.02. Each of Borrower and its Subsidiaries enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its respective properties and assets, none of which contains any unusual or burdensome provisions which might materially affect or impair the operation of such properties and assets, and all such leases are valid and subsisting and in full force and effect.

     Section 5.07. Enforceability of Agreement. The Borrower and the Guarantors have duly executed and delivered each of the Credit Documents to which it is a party, and such Credit Documents constitutes the valid and legally binding obligation agreement of Borrower or such Guarantor, as the case may be, enforceable against Borrower or such Guarantor, as the case may be, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws, now or hereafter in effect, relating to or affecting the enforcement of creditors' rights generally and except that the remedy of specific performance and other equitable remedies are subject to judicial discretion.

     Section 5.08. Consent. No consent or approval of any Person (including, without limitation, any Governmental Agency, any stockholder of the Borrower or any landlord or mortgagee), no waiver of any Lien or right of distraint or other similar right and no consent, license, certificate of need, approval, authorization or declaration of any Governmental Agency is or will be required in connection with the execution, delivery or performance by the Borrower or the Guarantors, or the validity, enforcement or priority, of the Credit Documents or any Lien created and granted thereunder, or in order to constitute the Indebtedness to be incurred hereunder and under the Notes and the other Credit Documents as "Senior Debt" or any similar term defined within each of the Subordinated Notes, except as set forth on Schedule 5.08 hereto, each of which either has been duly and validly obtained on or prior to the date hereof and is now in full force and effect, or is designated on Schedule 5.08 as waived by the Required Lenders.

     Section 5.09. Use of Proceeds; Federal Reserve Regulations. The proceeds of the Notes will be used solely for the purposes specified in Section 2.01(c), and none of such proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin security" or "margin stock" or for the purpose of reducing or retiring any indebtedness that originally was incurred to purchase or carry a "margin security" or "margin stock" or for any other purpose that might constitute this transaction a "purpose credit" within the meaning of the regulations of the Board of Governors of the Federal Reserve System.

         Section 5.10. ERISA.

     (a) Except as disclosed on Schedule 5.10 hereto, no Pension Plan or Defined Contribution Plan which is an Employee Benefit Plan, including without limitation, any Multiemployer Plan, exists or has ever existed, and neither the Borrower nor any ERISA Affiliate is a participating employer in any Pension Plan which is an Employee Benefit Plan in which more than one employer makes contributions as described in Sections 4063 and 4064 of ERISA. Except as disclosed on Schedule 5.10, neither the Borrower nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under any Employee Welfare Benefit Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I of ERISA, which together with any disclosed liability on Schedule 5.10, will not have a Materially Adverse Effect. The Borrower has given to the Lenders true and complete copies of all the following: each Pension Plan or Defined Contribution Plan which is an Employee Benefit Plan and related trust agreement (including all amendments and commitments with respect to such Employee Benefit plan or trust) which the Borrower or any ERISA Affiliate maintains or is committed to contribute to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Employee Benefit Plan; a listing of all of the Multiemployer Plans to which the Borrower or any ERISA Affiliate contributes or is committed to contribute and the aggregate amount of the most recent annual contributions required to be made to each such Multiemployer Plan, and any information which has been provided to the Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made.

     (b) Each Employee Benefit Plan complies, in both form and operation in all material respects, with its terms, ERISA and the Code including, without limitation, Code Section 4980B, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Borrower or any ERISA Affiliate of any material liability, fine or penalty. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premiums which have become due which are unpaid. Neither the Borrower nor any ERISA Affiliate has engaged in any transaction which could subject it to liability under Section 4069 or Section 4212(c) of ERISA. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of the Borrower and each ERISA Affiliate is legally valid and binding and in full force and effect. Except as provided on Schedule 5.10 and subject to amendment and submission for a determination letter with regard to the Tax Reform Act of 1986 requirements and other post 1986 requirements, each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. To the knowledge of the Borrower, nothing has occurred or is expected to occur that would adversely affect the qualified status of the Employee Benefit Plan or any related trust subsequent to the issuance of such determination letter. No Employee Benefit Plan is being audited or, to the knowledge of the Borrower, investigated by any government agency or subject to any pending or threatened claim or suit.

     (c) Each Pension Plan currently meets and always has met the minimum funding standard of Section 302 of ERISA and Section 412 of the Code (without regard to any funding waiver). All contributions or payments due and owing as required by Section 302 of ERISA, Section 412 of the Code or the terms of any Pension Plan have been made by the due date for such contributions or payments. With respect to each Multiemployer Plan, the Borrower and each ERISA Affiliate has paid or accrued all contributions pursuant to the terms of the applicable collective bargaining agreement required to be paid or accrued by it. With respect to each Pension Plan, the market value of assets (exclusive of any contribution due to the Pension Plan) equals or exceeds the present value of benefit liabilities as of the latest actuarial valuation date for such plan (but not prior to 12 months prior to the date hereof), determined on the basis of a shutdown of the Borrower or any ERISA Affiliate in accordance with actuarial assumptions used by the PBGC in single-employer plan terminations and since its last valuation date, there have been no amendments to such plan that materially increased the present value of accrued benefits nor any other material adverse changes in the funding status of such plan. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Pension Plan pursuant to Section 307 of ERISA or Section 401(a) (29) of the Code.

     (d) Neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code with regard to any such Employee Benefit Plans. The execution, delivery and carrying out of the terms of any agreements that are related to this transaction will not constitute a prohibited transaction under the aforementioned sections.

     (e) No Termination Event has occurred or is reasonably expected to occur.

     (f) None of the following "reportable events" which are subject to the 30-day notice requirement of Section 4043(b) of ERISA in respect of any of the Pension Plans has occurred: (i) an inability to pay benefits when due, (ii) bankruptcy or insolvency of the sponsor of the Pension Plan, (iii) liquidation or dissolution of the sponsor of the Pension Plan, (iv) a failure to meet the minimum funding standards, or (v) certain transactions involving a change of employer. The Borrower has not received any notice from the PBGC that any of the Pension Plans is being involuntarily terminated or from the Secretary of the Treasury that any partial or full termination of any of the Employee Benefit Plans has occurred and no event shall have occurred, and there shall exist as of the date hereof no condition or set of circumstances which present a material risk of the involuntary termination of any of the Pension Plans.

     (g) There are no agreements which will provide payments to any officer, employee, shareholder or highly compensated individual which will be "parachute payments" under Section 280G of the Code that are nondeductible to the Borrower and which will be subject to the tax under Section 4999 of the Code for which the Borrower or any ERISA Affiliate would have a material withholding liability.

     (h) All references to the Borrower in this Section 5.10 or in any other Section of this Agreement relating to ERISA shall be deemed to refer to the Borrower and any other entity which is considered an ERISA Affiliate.

     (i) Neither the Borrower nor any ERISA Affiliate has ever contributed to a Multiemployer Plan.

     Section 5.11. Ownership Structure. All the outstanding shares of stock of the Borrower and each of its Subsidiaries have been validly issued and are fully paid and nonassessable and all such outstanding shares of the Subsidiaries, except as noted on such Schedule 5.01, are owned by Borrower or a Wholly Owned Subsidiary of Borrower free of any Lien or claim. Except as set forth on
Schedule 5.01, there are no outstanding warrants, options, contracts or commitments of any kind entitling any Person to purchase or otherwise acquire any shares of capital stock or other equity interests of the Borrower or any Subsidiary, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock or other equity interest of the Borrower or any Subsidiary. Except as set forth on Schedule 5.01, neither the Borrower nor any Subsidiary has any Subsidiary.

     Section 5.12. Outstanding Debt. Except for the Refinanced Indebtedness to be repaid and terminated on the Closing Date, and except for Indebtedness set forth on Schedule 5.12 as of the Closing Date, and after giving effect to the transactions contemplated by this Agreement, neither Borrower nor any of its Subsidiaries has outstanding any Indebtedness evidenced by Debt Instruments.

     Section 5.13. Burdensome Documents. None of the Consolidated Companies is a party to or bound by any Contractual Obligation or Requirement of Law (including, without limitation, any Environmental Matter) that has had or would reasonably be expected to have a Materially Adverse Effect.

     Section 5.14. No Defaults. Neither the Borrower nor any of its Subsidiaries is (a) in default under any Debt Instrument relating to or evidencing Indebtedness in a principal amount of $100,000 in the aggregate or (b) in default under any other agreement, instrument, ordinance, resolution, decree, order or judgment to which it is a party, by which it is bound, or by which any of its properties or assets may be affected, which default could have a Materially Adverse Effect.

     Section 5.15. Compliance with Laws. The Borrower and each Subsidiary has complied and is in compliance in all respects with all Applicable Laws, including, without limitation, all applicable Environmental Laws, non-compliance with which could have a Materially Adverse Effect.

         Section 5.16.  Pollution and Other Regulations.

     (a) Each of the Borrower and its Subsidiaries has complied in all material respects with all applicable Environmental Laws, including without limitation, compliance with permits, licenses, standards, schedules and timetables, and is not in violation of, and does not presently have outstanding any liability under, has not been notified that it is or may be liable under and does not have knowledge of any liability or potential liability (including any liability relating to matters set forth on Schedule 5.16) except as set forth on Schedule 5.16, under any applicable Environmental Law, which violation, liability or potential liability could reasonably be expected to have a Materially Adverse Effect.

     (b) Except as set forth on Schedule 5.16, the Borrower nor any of its Subsidiaries has received a written request for information under CERCLA, any other Environmental Laws or any comparable state law, or any public health or safety or welfare law or written notice that any such entity has been identified as a potential responsible party under CERCLA, any other Environmental Laws, or any comparable state law, or any public health or safety or welfare law, nor has any such entity received any written notification that any Hazardous Materials that it or any of its respective predecessors in interest has generated, stored, treated, handled, transported, or disposed of, has been released or is threatened to be released at any site at which any Person intends to conduct or is conducting a remedial investigation or other action pursuant to any applicable Environmental Law, or any other Environmental Laws.

     (c) Except as set forth on Schedule 5.16, each of the Borrower and its Subsidiaries has obtained all permits, licenses or other authorizations required for the conduct of their respective operations under all applicable Environmental and Asbestos Laws where a failure to hold such permit, license or other authorization would have a material adverse effect on the related property or would otherwise have a Materially Adverse Effect, and each such authorization is in full force and effect.

     (d) Each of Borrower and its Subsidiaries complies in all material respects with all laws and regulations relating to equal employment opportunity and employee safety in all jurisdictions in which it is presently doing business, and Borrower will use its best efforts to comply, and to cause each of its Subsidiaries to comply, with all such laws and regulations which may be legally imposed in the future in jurisdictions in which Borrower or any of its Subsidiaries may then be doing business, non-compliance with which could have a Materially Adverse Effect.

     Section 5.17. Possession of Franchises, Licenses, Etc. Each of Borrower and its Subsidiaries possesses all material licenses, permits, franchises and authorizations from Governmental Agencies, free from burdensome restrictions, that are necessary in any material respect for the ownership, maintenance and operation of its properties and assets, and neither Borrower nor any of its Subsidiaries is in violation of any thereof in any material respect.

     Section 5.18. Intangibles. Each of Borrower and its Subsidiaries possesses all patents, trademarks, service marks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, which are necessary to the conduct of its business as now conducted and as proposed to be conducted, without any conflict with the with the patents, trademarks, service marks, trade names, and copyrights and rights with respect to the foregoing, of any other Person, each of such patents, trademarks, service marks, trade names, copyrights and rights with respect thereto, together with any pending applications therefor, in each case which are material to the operations of the Borrower and its Subsidiaries, are listed on Schedule 5.18 hereto. Nothing has come to the attention of Borrower, any of its Subsidiaries or any of their respective directors and officers to the effect that (i) any product, process, method, substance, part or other material presently contemplated to be sold by or employed by Borrower or any of its Subsidiaries in connection with its business may infringe any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person, (ii) there is pending or threatened any claim or litigation against or affecting Borrower or any of its Subsidiaries contesting its right to sell or use any such product, process, method, substance, part or other material or (iii) there is, or there is pending or proposed, any patent, invention, device, application or principle or any statute, law, rule, regulation, standard or code which would prevent, inhibit or render obsolete the production or sale of any products of, or substantially reduce the projected revenues of, or otherwise materially adversely affect the business, condition or operations of, Borrower or any of its Subsidiaries.

     Section 5.19. Governmental Consent. Neither the nature of Borrower or any of its Subsidiaries nor any of their respective businesses or properties, nor any relationship between Borrower and any other Person, nor any circumstance in connection with the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby is such as to require on behalf of Borrower or any of its Subsidiaries any consent, approval or other action by or any notice to or filing with any court or Governmental Agency in connection with the execution and delivery of this Agreement and the Credit Documents.

     Section 5.20. Disclosure. Neither this Agreement, the Credit Documents, the Financial Statements, the Projections nor any other certificate, opinion, documents or any other statement made or furnished to the Lenders in writing by or on behalf of Borrower or any Subsidiary in connection herewith or the transactions contemplated herein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein not misleading, as of the date such statement was made. To the knowledge of the Borrower, there is no fact peculiar to Borrower which materially adversely affects or in the future may (so far as Borrower can now foresee) materially adversely affect the business, property or assets, financial condition or prospects of Borrower which has not been set forth in this Agreement or in the Credit Documents, certificates and written statements furnished to Lenders by or on behalf of Borrower prior to the date hereof in connection with the transactions contemplated hereby.

     Section 5.21. Insurance Coverage. Each property of Borrower or any of its Subsidiaries is insured in amounts deemed adequate by Borrower's management and no less than those amounts customary in the industry in which Borrower and its Subsidiaries operate against risks usually insured against by Persons operating businesses similar to those of Borrower or its Subsidiaries in the localities where such properties are located, and the Agent, the Administrative Agent and the Lenders have been named (1) as loss payee and additional insured, as their interests may appear, on all property and casualty policies insuring any of the Collateral and (2) as additional insured on all general and comprehensive liability policies, as their interests may appear.

     Section 5.22. Labor Matters. Except as set forth on Schedule 5.22: (a) there are no collective bargaining agreements or other labor contracts covering the Borrower or any Subsidiary; (b) no such collective bargaining agreement or other labor contract will expire during the term of this Agreement; (c) no union or other labor organization is seeking to organize, or to be recognized as bargaining representative for, a bargaining unit of employees of the Borrower or any Subsidiary; (d) there is no pending or threatened strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting the Borrower or any Subsidiary or their representative employees; (e) there has not been, during the five (5) year period prior to the date hereof, a strike, work stoppage, material unfair labor practice claim or charge, arbitration or other material labor dispute against or affecting the Borrower or any Subsidiary or any of their representative employees, and (f) there are no actions, suits, charges, demands, claims, counterclaims or proceedings pending or, to the best of the Borrower's knowledge, threatened against the Borrower or any of the Subsidiaries, by or on behalf of, or with, its employees, other than employee grievances arising in the ordinary course of business, that are not in the aggregate, material.

     Section 5.23. Name Changes, Mergers,  Acquisitions.  Except as set forth on
Schedule 5.23, neither the Borrower nor any Subsidiary has within the five-year period immediately preceding the date of this Agreement changed its name, been the surviving entity of a merger or consolidation, or acquired all or substantially all of the assets of any Person.

     Section 5.24. Condition of Assets. All of the assets and properties of the Borrower and the Subsidiaries that are reasonably necessary for the operation of their respective businesses are in good working condition, ordinary wear and tear excepted, and are able to serve the function for which they are currently being used.

                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

     Borrower covenants and agrees that so long as it may borrow under this Agreement or so long as any indebtedness remains outstanding under the Notes that the Borrower shall, and cause each of its Subsidiaries to:

     Section 6.01. Corporate Existence, Etc. Preserve and keep in full force and effect its corporate existence and all permits, rights, privileges, franchises, licenses, material patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, necessary for the proper conduct of its business, and its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to do so would reasonably be expected to have a Materially Adverse Effect, and continue to engage in the same line of business and comply in all material respects with all applicable laws, regulations and orders.

     Section 6.02. Compliance with Laws, Etc. (a) Comply with all Requirements of Law (including, without limitation, ERISA, the Code and the Environmental
Laws) and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations would reasonably be expected to have a Materially Adverse Effect;

     (b) Operate all property owned or leased by it such that no obligation, including a clean-up obligation, shall arise under any Environmental Law, which obligation would constitute a Lien on any property of any Consolidated Company; provided, however, that in the event that any such claim is made or any such obligation arises, such Consolidated Company shall, at its own cost and expense either (i) immediately satisfy such claim or obligation; or (ii) contests such claim by appropriate proceedings and upon final judgment (subject to no further appeal) immediately satisfy such judgment; provided, however, that in all such cases, the Borrower shall file a bond when necessary to avoid the creation of a Lien against any of the properties of the Consolidated Companies; and provided, further, that the Borrower shall indemnify and hold harmless the Lenders from any liability, responsibility or obligation in respect thereof or in respect of any clean-up of any other liability, as successor, secured party or otherwise for any reason, including, without limitation, the enforcement of the Lenders' rights under any Credit Document or by operation of law.

     Section 6.03. Payment of Taxes and Claims, Etc. Pay and discharge all of its obligations and liabilities, including, without limitation, (i) all taxes, assessments and governmental charges upon its income and properties when due, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless but only to the extent that such obligations, liabilities, taxes, assessments and governmental charges shall be contested in good faith and by appropriate proceedings and that, to the extent required by GAAP, proper and adequate book reserves relating thereto are established by the Borrower, or, as the case may be, by the appropriate Subsidiary and then only to the extent that a bond is filed in cases where the filing of a bond is necessary to avoid the creation of a Lien, other than a Permitted Lien, against any of its properties.

     Section 6.04. Books and Records. Keep proper books of record and account, in a manner reasonably satisfactory to the Lenders, in which full, true and correct entries in conformity with GAAP shall be made of all dealings or transactions in relation to its business and activities.

     Section 6.05. Inspections and Audits. Permit any representative of the Agent or any Lender (i) to make or cause to be made, inspections and audits of any books, records and papers of the Borrower and each of its Subsidiaries and to make extracts therefrom and copies thereof, (ii) to discuss its affairs, finances and accounts with its officers, and (iii) to make inspections and examinations of any properties and facilities of the Borrower and the Subsidiaries on reasonable notice, at all such reasonable times and as often as the Agent or any Lender may reasonably require, in order to assure the Agent and each Lender that the Borrower is and will be in compliance with its obligations under the Credit Documents or to evaluate any Lender's investment in the then outstanding Notes; ; provided, however, that at any time following the occurrence and during the continuance of a Default or an Event of Default, the Agent or any of the Lenders may take any of the above-mentioned actions at any time, with no notice and at the Borrower's expense.

     Section 6.06. Maintenance and Repairs. Maintain in good repair, working order and condition, subject to normal wear and tear, all material properties and assets from time to time owned by it and used in or necessary for the operation of its business, and make all reasonable repairs, replacements, additions and improvements thereto.

     Section 6.07. Reporting Covenants. Furnish to each Lender:

     (a) Annual Financial Statements. As soon as available and in any event within 120 days after the end of each fiscal year of Borrower, balance sheets of the Consolidated Companies as at the end of such year, presented on a consolidated basis, and the related statements of income, shareholders' equity, and cash flows of the Consolidated Companies for such fiscal year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by (i) a report thereon of Arthur Andersen or other independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such fiscal year on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) a certificate of such accountants to the effect that they are familiar with the terms and provisions of this Agreement and that in making their audit they have not discovered any condition, act or omission to act which would constitute a Default or Event of Default;

     (b) Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each fiscal quarter of Borrower (other than the fourth fiscal quarter), balance sheets of the Consolidated Companies as at the end of such quarter presented on a consolidated basis and the related statements of income, shareholders' equity, and cash flows of the Consolidated Companies for such fiscal quarter and for the portion of Borrower's fiscal year ended at the end of such quarter, presented on a consolidated basis setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower's previous fiscal year, all in reasonable detail and certified by the chief financial officer or principal accounting officer of Borrower that such financial statements fairly present in all material respects the financial condition of the Consolidated Companies as at the end of such fiscal quarter on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal quarter and such portion of Borrower's fiscal year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);

     (c) No Default/Compliance Certificate. Together with the financial statements required pursuant to subsections (a) and (b) above, a certificate of the President, Chief Financial Officer, Treasurer or Principal Accounting Officer of Borrower (i) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Event of Default and no Default under this Agreement, or if there exists an Event of Default or a Default hereunder, specifying the nature thereof and the proposed response thereto, and
(ii) demonstrating in reasonable detail compliance as at the end of such fiscal year or such fiscal quarter with Section 6.08 and Sections 7.02 through 7.04;

     (d) Borrowing Base Certificate. Within two (2) Business Days after the end of each calendar week, a Certificate of the President, Chief Financial Officer, Treasurer or Principal Accounting Officer of the Borrower in the form of Exhibit H hereto;

     (e) Notice of Default. Promptly after Borrower has notice or knowledge of the occurrence of an Event of Default or a Default, a certificate of the Chief Financial Officer, Treasurer, or Principal Accounting Officer of Borrower specifying the nature thereof and the proposed response thereto;

     (f) Litigation. Promptly after (i) the occurrence thereof, notice of the institution of or any adverse development in any litigation, legal proceeding or dispute or any governmental investigation or any arbitration, before any court or arbitrator or any Governmental Agency, involving amounts in excess of Five Hundred Thousand ($500,000) Dollars, affecting any of the Consolidated Companies or any of their respective properties, whether or not fully covered by insurance, and regardless of the subject matter thereof (excluding, however, any actions relating to workers' compensation claims or negligence claims relating to use of motor vehicles, if fully covered by insurance, subject to deductibles) or (ii) actual knowledge thereof, notice of the threat of any such litigation, legal proceeding, dispute, investigation or arbitration;

     (g) Environmental Notices. Prompt written notification if any Consolidated Company (i) receives (A) any notice of any violation or administrative or judicial complaint or order having been filed or about to be filed against such Consolidated Company alleging violations of any Environmental Law, or (B) any notice from any Governmental Agency or any other Person alleging that such Consolidated Company is or may be subject to any Environmental Liability, in each case providing the Lenders with a copy of such notice together with a statement of the action such Consolidated Company intends to take with respect thereto and (ii) has any actual or alleged spill, leak, disposal or other release of any waste, petroleum product, or hazardous waste or Hazardous Materials which could result in penalties, fines, claims or other liabilities to any Consolidated Company in amounts in excess of $500,000 individually or in the aggregate;

         (h)  ERISA.

              (A) Promptly after the occurrence thereof with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof, or any trust established thereunder, written notice of (x) a "Reportable Event" as defined in Section 404 of ERISA, if a notice of such Reportable event is required under ERISA to be delivered to the PBGC within 30 days after the occurrence thereof, together with a description of such Reportable Event and a statement of the action that the Consolidated Company or such ERISA Affiliate intends to take with respect thereto, together with a copy of the notice thereof given to the PBGC, or (y) any other event which could subject any Consolidated Company to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Code, or any tax or penalty resulting from a loss of deduction under Sections 162, 404 or 419 of the Code, where any such taxes, penalties or liabilities exceed or could exceed $250,000 in the aggregate;

              (B) Promptly after such notice must be provided to the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of
    ERISA or under Section 401(a)(29) or 412 of the Code with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof;

              (C) Promptly after receipt, any notice received by any Consolidated Company or any ERISA Affiliate thereof (i) concerning the intent of the PBGC or any other Governmental Agency to terminate a Plan of such Company or ERISA Affiliate thereof which is subject to Title IV of ERISA, or which will impose any liability on such Company or ERISA Affiliate under Title IV of ERISA or Chapter 43 of the Code or (ii) an assessment of withdrawal liability in connection with a complete or partial withdrawal with respect to any Plan, and a statement of the action that the Consolidated Company or such ERISA Affiliate intends to take with respect thereto;

              (D) Upon the request of the Administrative Agent, promptly upon the filing thereof with the Internal Revenue Service ("IRS") or the Department of Labor ("DOL"), a copy of IRS Form 5500 or annual report for each Plan of any Consolidated Company or ERISA Affiliate thereof which is subject to Title IV of ERISA;

              (E) Upon the request of the Administrative Agent, (A) true and complete copies of any and all documents, government reports and IRS determination or opinion letters or rulings for any Plan of any Consolidated Company from the IRS, PBGC or DOL, (B) any reports filed with the IRS, PBGC or DOL with respect to a Plan of the Consolidated Companies or any ERISA Affiliate thereof, or (C) a current statement of withdrawal liability for each Multiemployer Plan of any Consolidated Company or any ERISA Affiliate thereof;

     (i) Liens. Promptly upon any Consolidated Company becoming aware thereof, notice of the filing of any federal statutory Lien, tax or other state or local government Lien or any other Lien affecting their respective properties, other than those Liens expressly permitted by Section 7.02;

     (j) Public Filings, Etc. Promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by Borrower to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange, and of all press releases and other statements made available generally to the public containing material developments in the
business  or  financial   condition  of  Borrower  and  the  other  Consolidated
Companies;

     (k) Accountants' Reports. Promptly upon receipt thereof, copies of all financial statements of, and all reports submitted by, independent public accountants to Borrower in connection with each annual, interim, or special audit of Borrower's consolidated financial statements;

     (l) Burdensome Restrictions, Etc. Promptly upon the existence or occurrence thereof, notice of the existence or occurrence of (i) any Contractual Obligation or Requirement of Law described in Section 5.13, (ii) failure of any Consolidated Company to hold in full force and effect those material trademarks, service marks, patents, trade names, copyrights, licenses and similar rights necessary in the normal conduct of its business, and (iii) any strike, labor dispute, slow down or work stoppage as described in Section 5.22;

     (m) New Significant Subsidiaries. Within 30 days after the formation or acquisition of any Significant Subsidiary, or any other event resulting in the creation of a new Significant Subsidiary, notice of the formation or acquisition of such Significant Subsidiary or such occurrence, including a description of the assets of such entity, the activities in which it will be engaged, and such other information as the Agent may request;

     (n) Intercompany Asset Transfers. Promptly upon the occurrence thereof, notice of the transfer of any assets from Borrower or any Guarantor to any other Consolidated Company that is not Borrower or a Guarantor (in any transaction or series of related transactions), excluding sales or other transfers of assets in the ordinary course of business, where the Asset Value of such assets is greater than $500,000;

     (o)  Subordinated   Lenders.   Concurrently   with   dissemination  to  the
Subordinated Lenders, all other reports as the Borrower shall, from time to time, disseminate to the Subordinated Lenders; and

     (p) Other Information. With reasonable promptness, such other information about the Consolidated Companies as the Agent or any Lender may reasonably request from time to time.

         Section 6.08.  Financial Covenants.

     (a) Debt Service Coverage Ratio. Maintain as of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending on September 30, 1996, a minimum Debt Service Coverage Ratio, calculated for the immediately preceding four fiscal quarters, of at least:

         Fiscal Quarter                               Required
             Ending On                                   Ratio

         September 30, 1996                           1.00 to 1.0
         December 31, 1996                            1.40 to 1.0
         March 31, 1997 and thereafter                1.50 to 1.0

     (b) Leverage Ratio. Maintain as of the last day of each fiscal quarter of the Borrower ending on December 31, June 30 and September 30, commencing with the fiscal quarter ending on June 30, 1996, a maximum Leverage Ratio of no more than 0.45:1.0, and maintain as of the last day of each fiscal quarter of the Borrower ending on March 31, commencing with the fiscal quarter ending on March 31, 1996, a maximum Leverage Ratio of not more than 0.50:1.0.

     (c) Fixed Charge Coverage Ratio. Maintain as of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending on September 30, 1996, a minimum Fixed Charge Coverage Ratio, calculated for the immediately preceding four fiscal quarters, of at least:

         Fiscal Quarter                               Required
             Ending On                                   Ratio

         September 30, 1996                           0.85 to 1.0
         December 31, 1996 and                        1.50 to 1.0
          thereafter

     (d) Current Ratio. Maintain as of the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending as of March 31, 1996, a minimum Current Ratio of at least 2.0 to 1.0.

     (e) Funded Debt Coverage Ratio. Maintain as of the last day of each fiscal quarter of the Borrower, commencing on September 30, 1996, a maximum Funded Debt Coverage Ratio, calculated for the immediately preceding four fiscal quarters, of no more than (i) 4.0 to 1.0 for the fiscal quarter ending on September 30, 1996; and (ii) 3.0 to 1.0 for each fiscal quarter thereafter ending on December 31, June 30 or September 30 and 3.5 to 1.0 for each fiscal quarter thereafter ending on March 31.

     Section 6.09. Notices Under Certain Other Indebtedness. Promptly upon receipt thereof, furnish to the Agent a copy of any notice received by it or any other Consolidated Company from the holder(s) of any Indebtedness of the Borrower (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds $100,000, where such notice states or claims (i) the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any Debt Instrument evidencing or governing such Indebtedness, or (ii) the existence or occurrence of any event or condition which requires or permits holder(s) of any Indebtedness to exercise rights under any "change in control" provision under any Debt Instrument, in each case regardless of whether the holders of such Indebtedness waive, or amend any Debt Instrument the effect of which is to waive, such default or event of default. Borrower also agrees, promptly upon receipt thereof, to furnish to the Agent a copy of any waiver or amendment to any Debt Instrument which waives or has the effect of waiving any default or event of default thereunder. Borrower further agrees to take such actions as may be necessary to require the holder(s) of any Indebtedness (or any trustee or agent acting on their behalf) incurred pursuant to Debt Instruments executed or amended and restated after the Closing Date, to furnish copies of all such notices, waivers and amendments directly to the Agent simultaneously with the furnishing thereof to Borrower, and that such requirement may not be altered or rescinded without the prior written consent of the Agent.

     Section 6.10. Additional Significant Subsidiaries. Promptly after (i) the formation or acquisition (provided that nothing in this Section shall be deemed to authorize the acquisition of any entity) of any Significant Subsidiary not listed on Schedule 5.01, (ii) the transfer of assets to any Consolidated Company if notice thereof is required to be given pursuant to Section 4.07(q) and as a result thereof the recipient of such assets becomes a Significant Subsidiary,
(iii) the occurrence of any other event creating a new Significant Subsidiary, Borrower shall execute and deliver, and cause to be executed and delivered documents of the kind described in Schedule 6.10, all of which must be in form and substance satisfactory to the Agent and the Required Lenders.

     Section 6.11. Ownership of Significant Subsidiaries. Maintain its percentage of ownership existing as of the date hereof of all Significant Subsidiaries, and shall not decrease its ownership percentage in each Person which becomes a Significant Subsidiaries after the date hereof, as such ownership exists at the time such Person becomes a Significant Subsidiary.

     Section 6.12. Insurance. (a) Maintain or cause to be maintained with financially sound and reputable insurance companies acceptable to the Lenders, such insurance on such of its properties and business, in such amounts and against such risks as is customarily maintained by similar businesses; (ii) file with the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby; and (iii) within ten (10) days after notice in writing from the Agent, obtain such additional insurance as the Required Lenders may reasonably request; provided, that, the Borrower may maintain self-insurance consistent with its past practices and policies; and (b) carry all insurance available through the PBGC or any private insurance companies covering its obligations to the PBGC.

     Section 6.13. Copies of Corporate Documents. Promptly deliver to the Agent copies of any amendments or modifications to the certificate or articles of incorporation and by-laws of the Borrower or any of its Subsidiaries, certified with respect to the certificate or articles of incorporation by the Secretary of State of the state of incorporation of the Borrower or such Subsidiary and, with respect to the by-laws, by the secretary or assistant secretary of the Borrower or such Subsidiary.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

     Borrower covenants and agrees that, so long as it may borrow under this Agreement or so long as any Indebtedness remains outstanding under the Notes, the Borrower shall not, and shall cause each of its Subsidiaries not to:

         Section 7.01.  Reserved.

     Section 7.02. Liens. Create, or assume or permit to exist, any Lien on any of the properties of the Consolidated Companies whether now owned or hereafter acquired, except:

         (a)  Permitted Liens;

     (b) Liens existing on the date hereof disclosed on Schedule 7.02 (excluding Liens securing Refinanced Indebtedness);

     (c) any Lien on any property securing Indebtedness incurred or assumed for the purpose of financing all or a part of the acquisition cost of such property and any refinancing thereof; provided that such Lien secures only the repayment of the purchase price of such property and such Lien does not extend to any other property;

     (d) Liens securing a cash management line of credit in favor of the Borrower in a principal amount not to exceed $2,500,000; provided, however, that
(1) the value of the collateral subject to such Liens does not exceed 143% of the principal amount of such Indebtedness and (2) such collateral shall not include, in whole or in part, the Collateral as defined in the Company Security Agreement or the Guarantor Security Agreement;

     (e) Liens granted in "Assigned Accounts" pursuant to and as defined in the Non-Notification Factoring Agreement; and

     (f) Liens securing any Indebtedness other than the cash management line of credit described in clause (d) above; provided, however, that (1) sixty-six and two-thirds percent (66.66%) of the proceeds from such Indebtedness must be applied to repay Indebtedness outstanding hereunder, (2) the Commitments shall be permanently reduced by an amount equal to sixty-six and two-thirds percent (66.66%) of the proceeds from such Indebtedness and (3) the collateral secured by such Liens shall not include, in whole or in part, the Collateral as defined in the Company Security Agreement or the Guarantor Security Agreement.

     Section 7.03. Mergers, Acquisitions. Merge or consolidate with any Person (whether or not the Borrower or any Subsidiary is the surviving entity), or acquire all or substantially all of the assets or any of the capital stock of any Person, except (a) any Subsidiary may merge with or into any other Subsidiary or the Borrower (so long as the Borrower is the surviving entity) and
(b) as permitted pursuant to Section 7.04 hereof.

     Section 7.04. Investments, Loans, Etc. Make, or suffer to exist, any Investment in any Person, including, without limitation, any shareholder, director, officer or employee of any Consolidated Company, except Investments:

         (a)  Investments in:

         (i)  obligations issued or guaranteed by the United
    States of America;

         (ii) certificates of deposit, bankers acceptances and other "money market instruments" issued by any bank or trust company organized under the United States of America or any State thereof and having capital and surplus in an aggregate amount of not less than $200,000,000;

         (iii) open market commercial paper bearing the highest credit rating issued by Standard & Poor's Corporation or by another nationally recognized credit rating agency;

         (iv) repurchase agreements entered into with any bank or trust company organized under the laws of the United States of America or any state thereof and having capital and surplus in an aggregate amount of not less than $200,000,000 relating to United States of America government obligations; and

         (v) shares of "money market funds", each having net assets of not less than $100,000,000;

    in each case maturing or being due or payable in full not more than 180 days after the acquisition thereof.

     (b) Investments by the Borrower in entities related to the business of the Borrower in an aggregate amount not to exceed $1,000,000;

     (c) Investments by the Borrower in its Subsidiaries which are outstanding on the Closing Date;

     (d) Investments in the form of loans or advances to employees; provided that such Investments do not exceed $1,000,000 in the aggregate; and

     (e) Investments consisting of the remainder of the outstanding shares of stock of Oneita-Strathleven Limited which it does not currently own for an aggregate purchase price not to exceed $300,000.

     Section 7.05. Capital Expenditures. Make any Capital Expenditures, excluding Fayette Alabama Plant Expenditures, (i) in excess of $9,000,000 during the 1996 fiscal year of the Borrower, of which no more than $6,000,000 may be used for capital expenditures on property, plant and equipment, the remainder to be used for other capital expenditures, including capital expenditures related to transaction costs for this transaction, the Subordinated Debt transaction and the rights offering contemplated to be made by the Borrower, and (ii) such amount as the parties shall mutually and reasonably agree upon for fiscal years 1997 and 1998 fiscal years of the Borrower; the Borrower and the Lenders agree to negotiate such cap on Capital Expenditures for the Borrower's 1997 and 1998 fiscal years in good faith prior to the end of July of each of the Borrower's 1996 and 1997 fiscal years, respectively.

     Section 7.06. Minimum Tangible Net Worth. Permit the Consolidated Tangible Net Worth at the end of any fiscal quarter of the Borrower, plus the amount of all Subordinated Debt then outstanding, to be less than the sum of (i) $82,000,000 plus (ii) (A) $2,000,000 at the end of the fiscal quarter ending on June 30, 1996, (B) $4,000,000 at the end of the fiscal quarter ending on September 30, 1996 and (C) $6,000,000 at the end of each fiscal quarter ending on December 31, 1996 and thereafter, plus (iii) for each fiscal quarter ending on March 31, 1997 and thereafter, 50% of Consolidated Net Income (but not loss) for the period beginning October 1, 1996 and ending on the last day of such fiscal quarter plus (iv) 100% of the proceeds of all Subordinated Debt and equity offerings by the Borrower (in each case, net of taxes and reasonable transactional costs incurred in connection therewith).

     Section 7.07. Sale and Leaseback Transactions. Sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which any Consolidated Company intends to use for substantially the same purpose or purposes as the property being sold or transferred, to the extent that the aggregate fair market value of any such property sold or transferred and then rented or leased back does not exceed $5,000,000 per fiscal year of the Borrower.

     Section 7.08. Transactions with Affiliates. Except as expressly permitted by this Agreement, directly or indirectly: (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, however, that: (i) any Affiliate who is a natural person may serve as an employee or director of the Borrower and receive reasonable compensation for his services in such capacity, (ii) the Borrower may enter into any transaction with an Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of product, inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower as the monetary or business consideration that would obtain in a comparable arm's length transaction with a Person not an Affiliate, (iii) the Borrower may issue the Gintel Notes, the Gintel Warrant, the Avondale Note and the Convertible Notes and enter into and perform the Avondale/Gintel Documents and (iv) for purposes of this Section 7.08, an Affiliate shall not be deemed to include a Significant Subsidiary of the Borrower.

     Section 7.09. Optional Prepayments. Directly or indirectly, prepay (other than mandatory prepayments required under the Prudential Agreement), purchase, redeem, retire (other than at scheduled maturity dates), defease or otherwise acquire, or make any optional payment on account of any principal of, interest on, or premium payable in connection with the optional prepayment, redemption or retirement of, any of its Indebtedness, or give a notice of redemption with respect to any such Indebtedness, or prepay any accounts payable other than in the ordinary course of business, or make any payment in violation of the subordination provisions of any Subordinated Debt, except that the following shall be permitted: (1) prepayments of the Obligations under this Agreement and the Notes, (2) prepayments of the Indebtedness and Capitalized Lease Obligations described on Schedule 5.12 hereof owed to City of Fayette, Alabama (with respect to the HUD UDAG loan of $353,077), Chase Home Mortgage Corporation (with respect to the Mortgage Note of $57,131 and Spartanburg County, South Carolina (with respect to the Industrial Revenue Bond of $270,000), (3) replacement of the Avondale Note and one of the Gintel Notes with promissory notes convertible into shares of common stock of the Borrower but which otherwise have substantially the same terms as the promissory notes being replaced (including, without limitation, with the same principal, interest rate, scheduled principal payments, maturity date, on an unsecured basis and subject to the terms of the Agreement) (the "Convertible Notes"), (4) conversion of the Convertible Notes into, and the exercise of the Gintel Warrant for, shares of common stock of the Borrower pursuant to their terms, (5) prepayment of any Subordinated Debt but solely with, and in an amount equal to, the proceeds received by the Borrower from the Rights Offering and (6) offset of the Avondale Note and one of the Gintel Notes against the obligations of Avondale and Gintel, respectively, under the Standby Agreement.

     Section 7.10. Changes in Business; Sales or Pledges of Assets. Make any material change in its business on a consolidated basis, or in the nature of its operation, or liquidate or dissolve itself (or suffer any liquidation or dissolution), or make any Asset Sales except (i) a sale of the Fingerville, South Carolina plant, (ii) a sale of the corporate condominium located in Georgetown County, South Carolina, (iii) sales in the ordinary course of business and (iv) sales in connection with a transaction permitted under Section
7.07 hereof and in each case for a fair consideration; or dispose of any shares of stock or any Indebtedness, whether now owned or hereafter acquired, or discount, sell, pledge, hypothecate or otherwise dispose of accounts receivable, except pursuant to the Security Agreements and except to SunTrust Bank, Atlanta pursuant to the Non-Notification Factoring Agreement, so long as the proceeds received therefrom are used to prepay Indebtedness outstanding hereunder.

     Section 7.11. ERISA Obligations. (a) Permit the occurrence of any Termination Event, or the occurrence of a termination or partial termination of a Defined Contribution Plan which would have a Materially Adverse Effect on the Borrower; or

     (b) permit any accumulated deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived; or

     (c) engage, or permit the Borrower or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code which would have a Materially Adverse Effect on the Borrower; or

     (d) engage or permit the Borrower or any ERISA Affiliate to engage, in any breach of fiduciary duty under Part 4 of Title I of ERISA for which 20 percent of the applicable recovery amount under Section 502(l) of ERISA which would have a Materially Adverse Effect on the Borrower; or

     (e) fail, or permit any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code and all other applicable laws and the regulations and interpretations thereof.

     Section 7.12. Additional Negative Pledges. Create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any asset of any Consolidated Company, other than pursuant to (i) any requirement of Applicable Law or any regulatory authority having jurisdiction over any of the Consolidated Companies or (ii) the Prudential Agreement.

     Section 7.13. Limitation on Payment Restrictions Affecting Consolidated Companies. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Consolidated Company to (i) pay dividends or make any other distributions on such Consolidated

Company's stock, or (ii) pay any indebtedness owed to Borrower or any other Consolidated Company, or (iii) transfer any of its property or assets to Borrower or any other Consolidated Company, except any consensual encumbrance or restriction existing under the Credit Documents and the Prudential Agreement as in effect on the Closing Date.

     Section 7.14. Actions Under Certain Documents. Modify, amend, cancel or rescind any agreements or documents evidencing or governing Subordinated Debt, the Indebtedness outstanding to Prudential or any other Indebtedness secured by a Lien permitted under clause (d) or (f) of Section 7.02 hereof.

         Section 7.15.  Redemptions, Distributions.

     (a) Purchase, redeem, retire or otherwise acquire, directly or indirectly, or make any sinking fund payments with respect to, or set apart any sum for payment with respect to, the Subordinated Debt, any shares of any capital stock of the Borrower, any options, warrants, or other rights to acquire such Subordinated Debt or capital stock, whether now or hereafter outstanding; provided, however, that (i) the Avondale Note and one of the Gintel Notes may be replaced with Convertible Notes, (ii) the Convertible Notes may be converted into, and the Gintel Warrant may be exercised for, shares of common stock of the Borrower pursuant to their terms, (iii) the Borrower may prepay any Subordinated Debt but solely with, and in an amount equal to, the proceeds received by the Borrower from an Rights Offering and (iv) the Avondale Note and one of the Gintel Notes may be offset against the obligations of Avondale and Gintel, respectively, under the Standby Agreement, and tendered for credit against the subscription price pursuant thereto; or

     (b) Declare or pay any dividends or make any distribution of any kind on the Borrower's outstanding capital stock, or set aside any sum for any such purpose, except that the Borrower may declare or pay any dividend payable solely in shares of its capital stock or the Borrower may distribute rights to purchase its shares of common stock in the Rights Offering.

         Section 7.16. Stock Issuance. Issue any additional shares or any right or option to acquire any shares, or any security convertible into any shares, of the capital stock of any Subsidiary, except to the Borrower or a directly or indirectly wholly owned Subsidiary.

         Section 7.17.  Fiscal Year.  Change its fiscal year.

     Section 7.18. Hazardous Material. Cause or permit (i) any Hazardous Materials to be placed, held, located or disposed of, on, under or at any real property used in connection with the operation of the business of the Borrower or any of its Subsidiaries ("Real Property") or any part thereof, except for such Hazardous Materials which are necessary for the Borrower's operation of its business thereon and which shall be used, stored and disposed of in compliance with all applicable Environmental Laws or (ii) such Real Property or any part thereof to be used as a collection, storage or dump site for any Hazardous Material.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

     Upon the occurrence and during the continuance of any of the following specified events (each, an "Event of Default"):

     Section 8.01. Payments. Borrower shall fail to make promptly when due (including, without limitation, by mandatory prepayment) any payment of principal or interest with respect to the Notes, or Borrower shall fail to make within three (3) days after the due date thereof any payment of any fee or other amount payable hereunder;

     Section 8.02. Covenants Without Notice. Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.08 or in Article 7;

     Section 8.03. Other Covenants. Borrower shall fail to perform or observe any other term, condition, covenant or agreement contained in this Agreement, other than those referred to in Sections 8.01 and 8.02, or of any of the other Credit Documents to which it is a party, which shall remain unremedied for a period of 15 days after the earlier of (i) any of the executive officers of the Borrower obtaining actual knowledge thereof, or (ii) notice thereof shall have been given to Borrower by Agent or any Lender;

     Section 8.04. Representations. Any representation or warranty made or deemed to have been made to the Lenders under this Agreement or any other Credit Document (including the Schedules attached thereto), or any certificate, statement or report made or delivered in compliance with this Agreement or any other Credit Document, shall have been false or misleading in any material respect when made or deemed to be made or delivered;

     Section 8.05. Non-Payments of Other Indebtedness. Any Consolidated Company shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than (i) the Obligations, (ii) any of the Borrower's accounts payable or (iii) any taxes, assessments, governmental charges, accrued liabilities and deferred liabilities, other than Indebtedness for borrowed money or Capitalized Lease Obligations, to the extent that any dispute regarding such failure to pay is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP) exceeding $500,000 in the aggregate;

     Section 8.06. Defaults Under Other Agreements. (a) Any Consolidated Company shall fail to perform or observe any term, condition or covenant of any of its Debt Instruments, so that, as a result of any such failure to perform or observe, the Indebtedness included therein or secured or covered thereby is accelerated, or the holder of such Indebtedness or any other Person would be permitted to accelerate the maturity of such Indebtedness;


     (b) Any event or condition referred to in any Debt Instrument of any Consolidated Company shall occur or fail to occur, so that as a result thereof, the Indebtedness included therein or secured or covered thereby is accelerated, or the holder of such Indebtedness or any other Person is permitted to accelerate the maturity of such Indebtedness;

     (c) Failure to pay any Indebtedness for borrowed money when due;

provided, however, that the provisions of this Section 8.06 shall not be applicable to any Debt Instrument of any Consolidated Company that relating to or evidencing Indebtedness in a principal amount of less than $500,000 in the aggregate;

     Section 8.07. Bankruptcy. (a) The Borrower or any Subsidiary shall make an assignment for the benefit of creditors, file a petition in bankruptcy, be adjudicated insolvent, petition or apply to any tribunal for the appointment of a receiver, custodian, or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or the Borrower or any Subsidiary shall take any corporate action to authorize any of the foregoing actions; or there shall have been filed any such petition or application, or any such proceeding shall have been commenced against it, that remains undismissed for a period of thirty (30) days or more; or any order for relief shall be entered in any such proceeding; or the Borrower or any Subsidiary by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or the appointment of a custodian, receiver or any trustee for it or any substantial part of any of its properties, or shall suffer any custodianship, receivership or trusteeship to continue undischarged for a period of thirty (30) days or more;

     (b) The Borrower or any Subsidiary shall generally not pay its debts as such debts become due; or

     (c) The Borrower or any Subsidiary shall have concealed, removed, or permitted to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property that may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or shall have made any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its property through legal proceedings or distraint that is not vacated within thirty (30) days from the date thereof; or

     Section 8.08. Judgment. A judgment or order for the payment of money in excess of $500,000 or a non-monetary judgment having a Materially Adverse Effect shall be rendered against Borrower or any other Consolidated Company and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of 30 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);

     Section 8.09. Attachments. An attachment, levy, execution or similar action shall be made on or taken against any of the assets of any Consolidated Company for any amount in excess of $500,000 in the aggregate and is not removed, suspended or enjoined within thirty (30) days of the same being made or any suspension or injunction being lifted;

         Section 8.10.  ERISA.

     (a) The termination of any Pension Plan or the institution by the PBGC of proceedings for the involuntary termination of any Pension Plan, in either case, by reason of, or that results in, a "material accumulated funding deficiency" under Section 412 of the Code;

     (b) Failure by the Borrower to make required contributions, in accordance with the applicable provisions of ERISA, to each of the Pension Plans hereafter established or assumed by it;

     Section 8.11. Ownership of Credit Parties and Pledged Entities. If Borrower shall at any time fail to own and control the required percentage of the voting stock of any Significant Subsidiary, either directly or indirectly through a Wholly Owned Subsidiary of Borrower;

     Section 8.12. Change in Control of Borrower. (a) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Gintel, shall become the "beneficial owner(s)" (as defined in said Rule 13d-3) of more than twenty-five percent (25%) of the shares of the outstanding common stock of Borrower entitled to vote for members of Borrower's board of directors, or (b) any event or condition shall occur or exist which, pursuant to the terms of any change in control provision, requires or permits the holder(s) of Indebtedness of any Consolidated Company to require that such Indebtedness be redeemed, repurchased, defeased, prepaid or repaid, in whole or in part, or the maturity of such Indebtedness to be accelerated in any respect; or

     Section 8.13. Credit Documents. Any Credit Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of Borrower or any other Credit Party, or at any time it is or becomes unlawful for Borrower or any other Credit Party to perform or comply with its obligations under any Credit Document, or the obligations of Borrower or any other Credit Party under any Credit Document are not or cease to be legal, valid and binding on Borrower or any such Credit Party;

then, and in any such event, and at any time thereafter if any Event of Default shall then be continuing, the Agent may, and upon the written request of the Required Lenders, shall, by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of the Agent, any Lender or the holder of any Note to enforce its claims against Borrower or any other Credit Party: (i) declare all Commitments terminated, whereupon the Commitment of each Lender shall terminate immediately and any commitment fee shall forthwith become due and payable without any other notice of any kind; and (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower; provided, that, if an Event of Default specified in Section 8.07 shall occur, the result which would occur upon the giving of written notice by the Agent to any Credit Party, as specified in clauses (i) and (ii) above, shall occur automatically without the giving of any such notice.


                                   ARTICLE IX

                                    THE AGENT

     Section 9.01. Appointment of Agent and the Administrative Agent. Each Lender hereby designates SunTrust and First Union as Agent, and SunTrust as Administrative Agent to administer all matters concerning the Loans and to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of a Note shall be deemed irrevocably to authorize, the Agent and Administrative Agent to take such actions on its behalf under the provisions of this Agreement, the other Credit Documents, and all other instruments and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent and Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Each Agent and Administrative Agent may perform any of its duties hereunder by or through their agents or employees. The provisions of this
Section 9.01 are solely for the benefit of Agent and the Administrative Agent, and Borrower and the other Consolidated Companies shall not have any rights as third party beneficiaries of any of the provisions hereof. In performing its functions and duties under this Agreement, each Agent and the Administrative Agent, as the case may be, shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligations towards or relationship of agency or trust with or for the Borrower and the other Consolidated Companies.

     Section 9.02. Nature of Duties of Agent and the Administrative Agent. The Agent and Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. None of the Agent and Administrative Agent nor any of their respective officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent and
Administrative Agent shall be ministerial and administrative in nature; the Agent and Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, express or implied, is intended to or shall be so construed as to impose upon the Agent or Administrative Agent any obligations in respect of this Agreement or the other Credit Documents except as expressly set forth herein.

     Section 9.03. Lack of Reliance on the Agent and the Administrative Agent.

     (a) Independently and without reliance upon the Agent or the Administrative Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of the Credit Parties, and, except as expressly provided in this Agreement, the Agent and the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

     (b) The Agent and Administrative Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Agreement, the Notes, the Guaranty Agreement, or any other documents contemplated hereby or thereby, or the financial condition of the Credit Parties, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Guaranty Agreement, or the other documents contemplated hereby or thereby, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default; provided, however, to the extent that the Agent or the Administrative Agent has been advised that a Lender has not received any information formally delivered to the Agent or the Administrative Agent pursuant to Section 6.07, the Agent or the Administrative Agent, as the case may be, shall deliver or cause to be delivered such information to such Lender.

     Section 9.04. Certain Rights of the Agent and the Administrative Agent. If the Agent or the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Agent or the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from the Required Lenders; and the Agent and the Administrative Agent shall not incur liability in any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent or the Administrative Agent as a result of the Agent or the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

     Section 9.05. Reliance by Agent and Administrative Agent. The Agent and the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cable gram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person. The Agent and the Administrative Agent may consult with legal counsel (including counsel for any Credit Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     Section 9.06. Indemnification of the Agent and the Administrative Agent. To the extent the Agent and the Administrative Agent are not reimbursed and indemnified by the Credit Parties, each Lender will reimburse and indemnify the Agent and the Administrative Agent, ratably according to the respective amounts of the Loans outstanding under all Facilities (or if no amounts are outstanding, ratably in accordance with the Total Commitments), in either case, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent and the Administrative Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable to the Agent or the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or the Administrative Agent's gross negligence or willful misconduct.

     Section 9.07. The Agent and Administrative Agent in their Individual Capacities. With respect to its obligation to lend under this Agreement, the Loans made by it and the Notes issued to it, the Agent and the Administrative Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note and may exercise the same as though it were not performing the duties specified herein; and the terms "Lenders", "Required Lenders", "holders of Notes", or any similar terms shall, unless the context clearly otherwise indicates, include either the Agent or the Administrative Agent in its individual capacity. The Agent and the Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Consolidated Companies or any affiliate of the Consolidated Companies as if it were not performing the duties specified herein, and may accept fees and other consideration from the Consolidated Companies for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

     Section 9.08. Holders of Notes. The Agent and the Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     Section 9.09. Successor Agent; Successor Administrative Agent.

     (a) The Agent and the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Required Lenders; provided, however, the Agent and the Administrative Agent may not resign or be removed until a successor Agent or Administrative Agent has been appointed and shall have accepted such appointment. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent or Administrative Agent subject to Borrower's prior written approval. If no successor Agent or Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's or Administrative Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent or Administrative Agent, then the retiring Agent or Administrative Agent may, on behalf of the Lenders, appoint a successor Agent or Administrative Agent subject to Borrower's prior written approval, which shall be a bank which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or any State thereof, or any Affiliate of such bank, having a combined capital and surplus of at least $100,000,000. If at any time SunTrust is removed as a Lender, SunTrust shall simultaneously resign as Agent and Administrative Agent. If at any time First Union is removed as a Lender, First Union shall simultaneously resign as Agent.

     (b) Upon the acceptance of any appointment as the Agent or the Administrative Agent hereunder by a successor Agent or Administrative Agent, such successor Agent or Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent or Administrative Agent, and the retiring Agent or Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's or Administrative Agent's resignation or removal hereunder as Agent or Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent or Administrative Agent under this Agreement.


                                    ARTICLE X

                                  MISCELLANEOUS

     Section 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy or similar teletransmission or writing) and shall be given to such party at its address or applicable teletransmission number set forth on the signature pages hereof, or such other address or applicable teletransmission number as such party may hereafter specify by notice to the Administrative Agent, the Agent and Borrower. Each such notice, request or other communication shall be effective
(i) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (ii) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received, or (iii) if given by any other means (including, without limitation, by air courier), when delivered or received at the address specified in this Section; provided that notices to the Agent and the Administrative Agent shall not be effective until received.

     Section 10.02. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the other Credit Documents, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders do any of the following: (i) increase the Commitments or other contractual obligations to Borrower under this Agreement, (ii) reduce the principal of, or interest on, the Notes or any fees hereunder (other than fees required under Section 3.05(c)), (iii) postpone any date fixed for the payment in respect of principal of, or interest on, the Notes or the fees owed pursuant to Section 3.05 hereof, including, without limitation, the Termination Date, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number or identity of Lenders which shall be required for the Lenders or any of them to take any action hereunder, (v) release any Guarantor from its obligations under any Guaranty Agreement or release any of the collateral securing the Loans, the Notes or other obligations of the Borrower or any Significant Subsidiary to the Lenders, whether granted pursuant to the Security Agreements or otherwise, (vi) modify the definition of "Required Lenders" or "Borrowing Base" or (vii) modify this Section 10.02. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent and the Administrative Agent in addition to the Lenders required hereinabove to take such action, affect the rights or duties of the Agent and the Administrative Agent under this Agreement or under any other Credit Document.

     Section 10.03. No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Agent, any Lender or any holder of a Note in exercising any right or remedy hereunder or under any other Credit Document, and no course of dealing between any Credit Party and the Administrative Agent, the Agent, any Lender or the holder of any Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Administrative Agent, the Agent, any Lender or the holder of any Note would otherwise have. No notice to or demand on any Credit Party not required hereunder or under any other Credit Document in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Agent, the Lenders or the holder of any Note to any other or further action in any circumstances without notice or demand.

     Section 10.04. Payment of Expenses, Indemnity, Etc. Borrower shall:

                  (a) whether or not the transactions hereby contemplated are consummated, pay all reasonable, out-of-pocket costs and expenses of the Agent and the Administrative Agent in the administration (both before and after the execution hereof and including reasonable expenses actually incurred relating to advice of counsel as to the rights and duties of the Agent and the Administrative Agent and the Lenders with respect thereto) of, and in connection with the preparation, execution and delivery of, preservation of rights under, enforcement of, and, after a Default or Event of Default, refinancing, renegotiation or restructuring of, this Agreement and the other Credit Documents and the documents and instruments referred to therein, and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Agent and the Administrative Agent), and in the case of enforcement of this Agreement or any Credit Document after an Event of Default, all such reasonable, out-of-pocket costs and expenses (including, without limitation, the reasonable fees actually incurred and disbursements of counsel), for any of the Lenders;

                  (b) subject, in the case of certain Taxes, to the applicable provisions of Section 3.07(b), pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, and other similar Taxes with respect to this Agreement, the Notes and any other Credit Documents, any collateral described therein, or any payments due thereunder, and save each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such Taxes; and

                  (c) protect, indemnify and save harmless the Agent, the Administrative Agent and each Lender, and their respective officers, directors, employees, representatives and agents from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages or expenses incurred by any of them (whether or not any of them is designated a party thereto) (an "Indemnitee") arising out of or by reason of any investigation, litigation or other proceeding related to any actual or proposed use of the proceeds of any of the Loans or any Credit Party's entering into and performing of the Agreement, the Notes, or the other Credit Documents, including, without limitation, the reasonable fees actually incurred and disbursements of counsel (including foreign counsel) incurred in connection with any such investigation, litigation or other proceeding; provided, however, Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee's gross negligence or willful misconduct;

                  (d) without  limiting the  indemnities set forth in subsection
    (iii) above, indemnify each Indemnitee for any and all expenses and costs (including without limitation, remedial, removal, response, abatement, cleanup, investigative, closure and monitoring costs), losses, claims (including claims for contribution or indemnity and including the cost of investigating or defending any claim and whether or not such claim is ultimately defeated, and whether such claim arose before, during or after any Credit Party's ownership, operation, possession or control of its business, property or facilities or before, on or after the date hereof, and including also any amounts paid incidental to any compromise or settlement by the Indemnitee or Indemnitees to the holders of any such claim), lawsuits, liabilities, obligations, actions, judgments, suits, disbursements, encumbrances, liens, damages (including without limitation damages for contamination or destruction of natural resources), penalties and fines of any kind or nature whatsoever (including without limitation in all cases the reasonable fees actually incurred, other charges and disbursements of counsel in connection therewith) incurred, suffered or sustained by that Indemnitee based upon, arising under or relating to Environmental Laws based on, arising out of or relating to in whole or in part, the existence or exercise of any rights or remedies by any Indemnitee under this Agreement, any other Credit Document or any related documents (but excluding those incurred, suffered or sustained by any Indemnitee as a result of any action taken by or on behalf of the Lenders with respect to any Subsidiary of Borrower (or the assets thereof) owned or controlled by the Lenders.

 If and to the extent that the obligations of Borrower under this Section 10.04 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.

     Section 10.05. Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or other holder of a Note may have under applicable law, each Lender or other holder of a Note shall, upon the occurrence of any Event of Default and whether or not such Lender or such holder has made any demand or any Credit Party's obligations are matured, have the right to appropriate and apply to the payment of any Credit Party's obligations hereunder and under the other Credit Documents, all deposits of any Credit Party (general or special, time or demand, provisional or final) then or thereafter held by and other indebtedness or property then or thereafter owing by such Lender or other holder to any Credit Party, whether or not related to this Agreement or any transaction hereunder. Each Lender shall promptly notify Borrower of any offset hereunder.

         Section 10.06.  Benefit of Agreement.

     (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders.

     (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender.

     (c) Each Lender may assign all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it and the Notes held by it) to any Eligible Assignee; provided, however, that (i) the Administrative Agent and, so long as no Default or Event of Default exists or is continuing, Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless such assignment is an Affiliate of the assigning Lender (in which case no consent from the Administrative Agent or the Borrower is required), (ii) the amount of the Commitments or Loans, in the case of assignment of Loans, of the assigning Lender subject to each assignment (determined as of the date the assignment and acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless such amount constitutes the entire remaining Commitment and Loans of the assigning Lender, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a Note or Notes subject to such assignment and, unless such assignment is to an Affiliate of such Lender, a processing and recordation fee of $2500, (iv) so long as no Default has occurred hereunder and is continuing, each of SunTrust and First Union agrees that it shall maintain at all times a Commitment at least equal to the lesser of (A) $20,000,000 and (B) the amount of the largest Commitment of any other Lender, unless the Borrower shall otherwise give its consent to a Commitment in a lesser amount, and (v) so long as no Default has occurred hereunder and is continuing, there may be no more than six
(6) Lenders under this Agreement at any one time. Borrower shall not be responsible for such processing and recordation fee or any costs or expenses incurred by any Lender or the Administrative Agent in connection with such assignment. From and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, the assignee thereunder shall be a party hereto and to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement. Within five (5)
Business Days after receipt of the notice and the Assignment and Acceptance, Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to the order of such assignee in a principal amount equal to the applicable Commitments or Loans assumed by it pursuant to such Assignment and Acceptance and, if applicable, new Note or Notes to the assigning Lender in the amount of its retained Commitment or Commitments or amount of its retained Loans. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the date of the surrendered Note or Notes which they replace, and shall otherwise be in substantially the form attached hereto.

     (d) Each Lender may, without the consent of Borrower, the Administrative Agent or the Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments in the Loans owing to it and the Notes held by it), (ii) such Lender's obligations under this Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating bank or other entity shall not be entitled to the benefit (except through its selling Lender) of the cost protection provisions contained in Article IV of this Agreement, and (v) Borrower, the Agent, the Administrative Agent and the other Lenders shall continue to deal solely and directly with each Lender in connection with such Lender's rights and obligations under this Agreement and the other Credit Documents, and such Lender shall retain the sole right to enforce the obligations of Borrower relating to the Loans and to approve any amendment, modification or waiver of any provisions of this Agreement. Any Lender selling a participation hereunder shall provide prompt written notice to Borrower of the name of such participant.

     (e) Any Lender or participant may, in connection with the assignment or participation or proposed assignment or participation, pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower or the other Consolidated Companies furnished to such Lender by or on behalf of Borrower or any other Consolidated Company. With respect to any disclosure of confidential, non-public, proprietary information, such proposed assignee or participant shall agree to use the information only for the purpose of making any necessary credit judgments with respect to this credit facility and not to use the information in any manner prohibited by any law, including without limitation, the securities laws of the United States. The proposed participant or assignee shall agree not to disclose any of such information except (i) to directors, employees, auditors, affiliates or counsel to whom it is necessary to show such information, each of whom shall be informed of the confidential nature of the information, (ii) in any statement or testimony pursuant to a subpoena or order by any court or Governmental Agency asserting jurisdiction over such entity, or as otherwise required by law or regulatory process (provided prior notice is given to Borrower, the Administrative Agent and the Agent unless otherwise prohibited by the subpoena, order or law and except for routine bank regulatory examinations), and (iii) upon the request or demand of any regulatory agency or authority with proper jurisdiction. The proposed participant or assignee shall further agree to return, upon request, all documents or other written material and copies thereof received from any Lender, the Agent, the Administrative Agent or Borrower relating to such confidential information unless otherwise properly disposed of or safeguarded by such entity.

     (f) Any Lender may at any time assign all or any portion of its rights in this Agreement and the Notes issued to it to a Federal Reserve Bank; provided that no such assignment shall release the Lender from any of its obligations hereunder.

     (g) If (i) any Taxes referred to in Section 3.07(b) have been levied or imposed so as to require withholdings or deductions by Borrower and payment by Borrower of additional amounts to any Lender as a result thereof, (ii) any Lender shall make demand for payment of any material additional amounts as compensation for increased costs pursuant to Section 3.10 or for its reduced rate of return pursuant to Section 3.16, or (iii) any Lender shall decline to consent to a modification or waiver of the terms of this Agreement or the other Credit Documents requested by Borrower, then and in such event, upon request from Borrower delivered to such Lender, the Administrative Agent and the Agent, such Lender shall assign, in accordance with the provisions of Section 10.06(c), all of its rights and obligations under this Agreement and the other Credit Documents to another Lender or an Eligible Assignee selected by Borrower, in consideration for the payment by such assignee to the Lender of the principal of, and interest on, the outstanding Loans accrued to the date of such assignment, and the assumption of such Lender's Total Commitment hereunder, together with any and all other amounts owing to such Lender under any provisions of this Agreement or the other Credit Documents accrued to the date of such assignment.

     Section 10.07. Governing Law; Submission to Jurisdiction.

         (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND UNDER THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF GEORGIA.

         (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE SUPERIOR COURT OF FULTON COUNTY, GEORGIA, OR ANY OTHER COURT OF THE STATE OF GEORGIA OR OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF GEORGIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE TRIAL BY JURY, AND BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR
HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

         (c) BORROWER HEREBY IRREVOCABLY DESIGNATES THE CT CORPORATION, ATLANTA, GEORGIA, AS ITS DESIGNEE, APPOINTEE AND LOCAL AGENT TO RECEIVE, FOR AND ON BEHALF OF BORROWER, SERVICE OF PROCESS IN SUCH RESPECTIVE JURISDICTIONS IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR THE NOTES OR ANY DOCUMENT RELATED THERETO. IT IS UNDERSTOOD THAT A COPY OF SUCH PROCESS SERVED ON SUCH LOCAL AGENT WILL BE PROMPTLY FORWARDED BY SUCH LOCAL AGENT AND BY THE SERVER OF SUCH PROCESS BY MAIL TO BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, BUT THE FAILURE OF BORROWER TO RECEIVE SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO BORROWER AT ITS SAID ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

     (d) Nothing herein shall affect the right of the Agent, the Administrative Agent, any Lender, any holder of a Note or any Credit Party to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

     Section 10.08. Independent Nature of Lenders' Rights. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights pursuant to this Agreement and its Notes, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

     Section 10.09. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         Section 10.10. Effectiveness; Survival.

     (a) This Agreement shall become effective on the date (the "Effective Date") on which all of the parties hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent pursuant to Section 10.01 or, in the case of the Lenders, shall have given to the Agent or the Administrative Agent written notice (actually received) that the same has been signed and mailed to them.

     (b) The obligations of Borrower under Sections 3.07(b), 3.10, 3.12, 3.13, 3.16, and 10.04 hereof shall survive for ninety (90) days after the payment in full of the Notes after the Final Maturity Date. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, the other Credit Documents, and such other agreements and documents, the making of the Loans hereunder, and the execution and delivery of the Notes.

     Section 10.11. Severability. In case any provision in or obligation under this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable, in whole or in part, in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     Section 10.12. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

     Section 10.13. Change in Accounting Principles, Fiscal Year or Tax Laws. If
(i) any preparation of the financial statements referred to in Section 6.07 hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) (other than changes mandated by FASB 106) result in a material change in the method of calculation of financial covenants, standards or terms found in this Agreement, (ii) there is any change in Borrower's fiscal quarter or fiscal year, or (iii) there is a material change in federal tax laws which materially affects any of the Consolidated Companies' ability to comply with the financial covenants, standards or terms found in this Agreement, Borrower and the Required Lenders agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Consolidated Companies' financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

     Section 10.14. Headings Descriptive; Entire Agreement. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement, the other Credit Documents, and the agreements and documents required to be delivered pursuant to the terms of this Agreement constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements, representations and understandings related to such subject matters.

     Section 10.15. Time is of the Essence. Time is of the essence in interpreting and performing this Agreement and all other Credit Documents.

     Section 10.16. Usury. It is the intent of the parties hereto not to violate any federal or state law, rule or regulation pertaining either to usury or to the contracting for or charging or collecting of interest, and Borrower and Lenders agree that, should any provision of this Agreement or of the Notes, or any act performed hereunder or thereunder, violate any such law, rule or regulation, then the excess of interest contracted for or charged or collected over the maximum lawful rate of interest shall be applied to the outstanding principal indebtedness due to Lenders by Borrower under this Agreement.

     Section 10.17. Construction. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that Borrower, Agent, Administrative Agent, Lenders and their respective agents have participated in the preparation hereof.

     Section 10.18. Release of Collateral. At any time that no Default or Event of Default has occurred and is continuing, the Borrower may request that the Lenders release the collateral securing its obligations and those of the Guarantors to the Lenders. The Lenders shall have no obligation to release such collateral and will do so only in their sole and absolute discretion. The Borrower acknowledges that release of such collateral will require the consent of all Lenders holding all Commitments, and will require the consent of Prudential independently of this Agreement. In considering such request by the Borrower, the Lenders will take into consideration the operating performance of the Consolidated Companies, the balance sheet leverage at the time the request is made and the ability of the Consolidated Companies to issue unsecured Long-term Indebtedness in the institutional market.

     Section 10.19. Confidentiality. Each Lender agrees to exercise its best efforts to keep any information delivered or made available by the Borrower to it which is either financial or clearly indicated to be confidential information, confidential from any one other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however, that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender, (ii) upon the order of any court or administrative agency,
(iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (iv) to the extent reasonably required in connection with any litigation to which the Agent, the Administrative Agent, any Lender or their respective Affiliates may be a party, (v) to the extent reasonably required in connection with the exercise of any remedy hereunder,
(vi) to such Lender's legal counsel and independent auditors and (vii) to any actual or proposed participants or assignee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this
Section 10.19.

     Section 10.20. Provisions relating to the Refinanced Indebtedness. Upon the fulfillment of all conditions precedent to this Agreement set forth in Section
4.01 and 4.02 and after the application of the proceeds from the initial Borrowing to repay the Refinanced Indebtedness and to repurchase the Factored Receivables, (1) the promissory notes and other agreements relating to or evidencing or governing the Refinanced Indebtedness shall be deemed terminated and (2) that certain Factoring Agreement, dated as of December 27, 1995, between the Borrower and SunTrust Bank, Atlanta (the "December 1995 Factoring Agreement") shall be deemed terminated, and SunTrust shall be deemed to have sold to the Borrower, and the Borrower shall be deemed to have purchased from SunTrust, the Factored Receivables for an amount equal to the face amount of such Factored Receivables, discounted by the same discount rate applied by SunTrust when it purchased such Factored Receivables from the Borrower under the December 1995 Factoring Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Atlanta, Georgia, by their duly authorized officers as of the day and year first above written.


                                        BORROWER:

                                        ONEITA INDUSTRIES, INC.


Address for Notices:                    By: /s/ James L. Ford
4130 Faber Place Drive                  James L. Ford
Suite 200                               Chief Financial Officer
Charleston, SC  29405
Attn:  James L. Ford

                                        Attest:/s/ Edward I. Kramer
                                        Name: Edward I. Kramer
                                        Secretary


                                        [CORPORATE SEAL]

Address for Notices:                    SUNTRUST BANK, ATLANTA,
P. O. Box 4418                          individually, as Agent and as
Atlanta, Georgia 30302                  Administrative Agent
Attn: Mr. David Westerfield
      and Mr. Tom Matthesen

                                        By: /s/ David Westerfield
                                        Title: Group Vice President

Telecopy No. 404/332-3940
                                        By: /s/ Thomas S. Matthesen
Payment Office:
                                        Title:____________________________
55 Park Place
Atlanta, Georgia  30303

-------------------------------------

Commitment:  $25,000,000

Pro Rata Share of Commitment:  41.67%

Address for Notices:                    FIRST UNION NATIONAL BANK
                                        OF SOUTH CAROLINA,
P. O. Box 1329                          individually and as Agent
Greenville, SC 29602
Attn: Mr. Frank R. Wrenn, III           By: /s/ Frank R. Wrenn
                                        Title: Senior Vice President
Telecopier No: 803/255-8357

Payment Office:

P. O. Box 1329
Greenville, SC 29602

-------------------------------------

Commitment:  $25,000,000

Pro Rata Share of Commitment:  41.67%

Address for Notices:                    NATWEST BANK N.A.

100 Jericho Quadrangle                  By: /s/ Chris Mendelsohn
Jericho, New York 11753
Attn: Christopher J.                    Title: Vice President
      Mendelsohn

Telecopy No. 516/349-2098

Payment Office:

100 Jericho Quadrangle
Jericho, New York 11753

-------------------------------------

Commitment:  $10,000,000

Pro Rata Share of Commitment:  16.66%

         Schedule 1.01 to the Revolving Credit Agreement


                                               Applicable         Applicable
Funded Debt        Funded Debt                 Margin for         Margin for
to Total           to EBITDA                   Eurodollar         Base Rate
Capital Ratio      Ratio                       Advances           Advances


Less than 0.25     Less than 1.5
  to 1.00                 to 1.0              1.25                    0.00

                        Greater than or
                         equal to 1.5 to
                         1.0, but less
                         than 2.5 to 1.0      1.50                    0.00

                        Greater than or
                         equal to 2.5         1.75                    0.00


Greater than or    Less than 1.5              1.50                    0.00
 equal to .25 to     to 1.0
 1.00, but less
 than .35 to 1.00

                        Greater than or       2.00                    0.25
                         equal to 1.5 to
                         1.0, but less
                         than 2.5 to 1.0

                        Greater than or       2.25                    0.50
                         equal to 2.5


Greater than or    Less than 1.5              1.75                    0.00
  equal to .35      to 1.0
  to 1.00
                        Greater than or       2.25                    0.50
                         equal to 1.5 to
                         1.0, but less
                         than 2.5 to 1.0

                        Greater than or       2.75                    0.75
                         equal to 2.5

         Schedule 6.10 to the Revolving Credit Agreement

        Additional Significant Subsidiaries Documentation


         1. Supplement to Guarantor Security Agreement (as defined in the Credit Agreement)

         2.   Supplement to Guaranty Agreement (as defined in the
              Credit Agreement)

         3. Lien Search Results in such locations as the Secured Parties shall require

         4. UCC Financing Statements in such locations as the Secured Parties shall require

         5.   Opinions of Counsel as the Secured Parties shall require

         6. Corporate Authority Documents (article of incorporation, bylaws, resolutions of the Board of Directors, incumbency)

         7. Such other documents, instruments and certificates as the Secured Parties shall reasonably require consistent with the Credit Agreement

         Schedule 7.02 to the Revolving Credit Agreement


                      [Attach Lien Summary]